As filed with the Securities and Exchange Commission on September 9, 1996

                                     Registration No. 333-_____, 333-______
- ---------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           _________________________

                                    FORM S-3
                             REGISTRATION STATEMENT

                                     Under

                           THE SECURITIES ACT OF 1933
                           _________________________

TRITON ENERGY LIMITED                               TRITON ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

         Cayman Islands                                       Delaware
                       (State or other jurisdiction of incorporation)
                  None                                       75-1151855
                            (I.R.S. Employer Identification No.)
                                            1311
                  (Primary Standard Industrial Classification Code Number)
           Caledonian House,                    6688 North Central Expressway
       Mary Street, P.O. Box 1043                        Suite 1400
              George Town                         Dallas, Texas 75206-9926
      Grand Cayman, Cayman Islands                     (214) 691-5200
             (809) 949-0050
                   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            _________________________

                           Robert B. Holland, III, Esq.
                            Triton Energy Corporation
                          6688 North Central Expressway
                                    Suite 1400
                             Dallas, Texas 75206-9926
                                  (214) 691-5200

           (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)
                              _________________________

                                      Copies to:
          Vincent Pagano, Jr., Esq.                    David J. Graham, Esq.
         Simpson Thacher & Bartlett                    Andrews & Kurth L.L.P.
            425 Lexington Avenue                     4200 Texas Commerce Tower
       New York, New York 10017-3909                    Houston, Texas 77002

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE
                                                                  Proposed maximum      Proposed maximum
            Title of each class of              Amount to be      offering price per    aggregate offering         Amount of
          securities to be registered            registered              unit                  price            registration fee
          ---------------------------           ------------      ------------------    ------------------      ----------------


    Debt Securities, Ordinary Shares,
    Preference Shares, Warrants<F1> . . . .   $200,000,000<F2>    100%<F3>             $200,000,000<F2><F3>      $68,966<F4>

    Guarantees of Triton Energy Limited of
    Debt Securities and Warrants of Triton
    Energy Corporation  . . . . . . . . . .   <F5>                 <F5>                 <F5>                     None

<F1> The Debt Securities registered hereby include such additional amount as may be necessary so that, if Debt Securities are issued with an original issue discount, the aggregate initial offering prices of all Debt Securities will equal $200,000,000. The Ordinary Shares registered hereby include Preference Share Purchase Rights (the "Rights"). The Rights are associated with and trade with the Ordinary Shares. The value, if any, attributable to the Rights is reflected in the market price of the Ordinary Shares. There are also being registered hereunder an indeterminate number of Ordinary Shares as shall be issuable upon conversion or redemption of Preference Shares or Debt Securities registered hereby.
<F2> In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $200,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
<F3> Estimated solely for the purpose of calculating the registration fee.
<F4> Calculated pursuant to Section 6(b).
<F5> No separate consideration will be received for the Guarantees.


     Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus herein also relates to the $127,799,200 of Common Stock, Preferred Stock, Debt Securities and Warrants registered on Form S-3 (Registration No. 33-55347) of Triton Energy Corporation and $172,200,800 of Debt Securities registered on Form S-3 (Registration No. 33-69230) of Triton Energy Corporation. This Registration Statement also constitutes Post-Effective Amendment No. 2 to Registration Statement No. 33-55347 and Post-Effective Amendment No. 3 to Registration Statement No. 33-69230, and upon the effectiveness of such Post-Effective Amendments, this Registration Statement and Registration Statement No. 33-55347 and No. 33-69230 will relate to an aggregate of $300,000,000 of Debt Securities of Triton Energy Corporation guaranteed by Triton Energy Limited and Warrants guaranteed by Triton Energy

Limited to purchase such Debt Securities and an aggregate of $200,000,000 of Ordinary Shares, Preference Shares, Warrants to purchase Ordinary Shares and Preference Shares, Debt Securities and Warrants to purchase Debt Securities of Triton Energy Limited.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

This Registration Statement consists of two separate Prospectuses, covering registration of:

(1) (A) Debt Securities, Ordinary Shares, Preference Shares and Warrants of Triton Energy Limited, (B) Debt Securities and Warrants of Triton Energy Corporation and (C) Guarantees of Triton Energy Limited of Debt Securities and Warrants of Triton Energy Corporation;

(2) Ordinary Shares to be issued pursuant to the Dividend Reinvestment and Stock Purchase Plan of Triton Energy Limited.

_______________________________________________________________________________

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
_______________________________________________________________________________


                 Subject to Completion, dated September 9, 1996
PROSPECTUS

                             Triton Energy Limited
                               Preference Shares
                                 Ordinary Shares
                     Warrants to Purchase Preference Shares
                      Warrants to Purchase Ordinary Shares
                                Debt Securities
                      Warrants to Purchase Debt Securities
                           Triton Energy Corporation
                           Guaranteed Debt Securities
                Guaranteed Warrants to Purchase Debt Securities

                           _________________________


     Triton Energy Limited ("TEL" or the "Company") may offer and sell from time to time, in one or more series, (i) its preference shares, par value $.01 per share (the "Preference Shares"), (ii) its Ordinary Shares, par value $.01 per share (the "Ordinary Shares"), (iii) unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "TEL Debt Securities") which may be senior ("TEL Senior Debt Securities"), senior subordinated ("TEL Senior Subordinated Debt Securities") or subordinated ("TEL Subordinated Debt Securities"),and (iv) warrants to purchase Preference Shares, Ordinary Shares or TEL Debt Securities (the "TEL Warrants"), or any combination of the foregoing.

     Triton Energy Corporation, a wholly owned subsidiary of TEL ("TEC"), may offer and sell from time to time, in one or more series, (i) its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "TEC Debt Securities", and together with the TEL Debt Securities, the "Debt Securities") which may be senior ("TEC Senior Debt Securities", and together with the TEL Senior Debt Securities, the "Senior Debt Securities") or senior subordinated ("TEC Senior Subordinated Debt Securities", and together with the TEL Senior Subordinated Debt Securities, the "Senior Subordinated Debt Securities") and which will be fully and unconditionally guaranteed by TEL (the "Debt Guarantee") and (ii) warrants, which will be fully and unconditionally guaranteed by TEL (the "Warrant Guarantee" and, together with the Debt Guarantee, the "Guarantee") to purchase TEC Debt Securities (the "TEC Warrants" and, together with the TEL Warrants, the "Warrants"), or any combination of the foregoing.

     The Preference Shares, Ordinary Shares, Debt Securities, Guarantee and Warrants are collectively referred to as the "Securities". The Preference Shares, Ordinary Shares, TEL Debt Securities and TEL Warrants may be offered at an aggregate initial offering price not to exceed $200,000,000 and the TEC Debt Securities and TEC Warrants may be offered at an aggregate initial offering price not to exceed $300,000,000, in each case at prices and on terms to be determined at or prior to the time of sale.

     Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Securities and the initial price and the net proceeds to TEL or TEC, as the case may be, from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Securities, without limitation, the following:
(i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt, senior subordinated debt or subordinated debt, maturity, rate or rates (or method of determining the same) and time or times for the payment of interest, if any, any terms for optional or mandatory redemption or repurchase or sinking fund provisions, any conversion or exchange rights, (ii) in the case of Preference Shares, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights,
(iii) in the case of Ordinary Shares, the number of Ordinary Shares and the terms of the offering and sale thereof and (iv) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof.

     The Securities may be sold directly by TEL or TEC to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of TEL or TEC or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement.

          For a discussion of certain risk factors that should be considered by prospective investors, see "Risk Factors," beginning on page 4.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                           _________________________


                 The date of this Prospectus is        , 1996.

                             AVAILABLE INFORMATION

     TEL is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by TEL may be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549 and at the web site (http://www.sec.gov.) maintained by the Commission; and at regional offices of the Commission at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement on Form S-3, as amended (the "Registration Statement"), of which this Prospectus is a part. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; and while the Company believes the descriptions of the material provisions of such contracts, agreements and other documents contained in this Prospectus are accurate summaries of such material provisions, reference is made to such contract, agreement or other document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act: (i) TEC 's Annual Report on Form 10-K for the year ended December 31, 1995, (ii) TEC 's Current Report on Form 8-K dated February 9, 1996, (iii) TEL's Current Reports on Form 8-K dated May 20, 1996, July 2, 1996 and September 9, 1996, (iv) TEL's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, and (v) the description of the Ordinary Shares contained in TEL's Registration Statement on Form 8-A, dated March 25, 1996, as amended by Form 8-A/A, dated August 14, 1996.

     Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Investor Relations, Triton Energy, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206-9926, telephone (214) 691-5200.


          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

          The Company is a Cayman Islands company, certain of its officers and directors may be residents of various jurisdictions outside the United States and its Cayman Islands counsel, W.S. Walker & Company, are residents of the Cayman Islands. All or a substantial portion of the assets of TEL and of such persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce in United States courts judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the Securities Act. Notwithstanding the foregoing, TEL has irrevocably agreed that it may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Robert B. Holland, III, c/o Triton Energy Corporation, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206-9926, TEL's United States agent appointed for that purpose. TEL has been advised by its Cayman Islands counsel, W.S. Walker & Company, that there is doubt as to whether Cayman Islands courts would enforce (a) judgments of United States courts obtained in actions against such persons or TEL that are predicated upon the civil liability provisions of the Securities Act or (b) in original actions brought against TEL or such persons predicated upon the Securities Act. There is no treaty in effect between the United States and the Cayman Islands providing for such enforcement, and there are grounds upon which Cayman Islands courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws would not be allowed in Cayman Islands courts as contrary to that nation's policy.

                                  THE COMPANY

     The Company is an international oil and gas exploration company primarily engaged in exploration and production through subsidiaries and affiliates. The Company's principal properties and operations are located in Colombia and Malaysia-Thailand. The Company also has oil and gas interests in other Latin American, European and Asian countries.

     TEL was formed in the Cayman Islands in 1995 and became the parent holding company of TEC through the merger (the "Merger") of a subsidiary of TEL with and into TEC . The Merger was consummated on March 25, 1996. In connection with the Merger, each share of common stock, par value $1.00 per share, of TEC , was converted into one Ordinary Share. TEL's principal executive offices are located at Caledonian House, Mary Street, P.O. Box 1043, George Town, Grand Cayman, Cayman Islands and its telephone number is (809) 949-0050.

     TEC was incorporated in Delaware in 1995 and is the successor by merger to Triton Energy Corporation, a Texas corporation, incorporated in 1962. TEC 's principal executive offices are located at 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206-9926 and its telephone number is (214) 691-5200. The "Company" refers collectively to TEL and its consolidated subsidiaries, including TEC.


                                  RISK FACTORS

     Certain statements included or incorporated by reference in this Prospectus, such as proven oil and gas reserves, are forward-looking statements (as such term is used in the Private Securities Litigation Reform Act of 1995), and the factors discussed hereunder could cause actual results and developments to be materially different from those expressed in or implied by such statements. Accordingly, in addition to the other information set forth in or incorporated by reference in this Prospectus and any applicable Prospectus Supplement, potential investors in the Securities should consider the following investment considerations.

The Oil and Gas Industry Generally. The Company's strategy is to focus its exploration activities on what the Company believes are relatively high potential prospects. No assurance can be given that these prospects contain significant oil and gas reserves or that the Company will be successful in its exploration activities thereon. The Company follows the full cost method of accounting for exploration and development of oil and gas reserves whereby all productive and nonproductive costs are capitalized. Costs related to acquisition, holding and initial exploration of concessions in countries with no proved reserves are initially capitalized, including internal costs directly identified with acquisition, exploration and development activities. The Company's exploration concessions are periodically assessed for impairment on a country by country basis. If the Company's investment in exploration concessions within a country where no proved reserves are assigned is deemed to be impaired, the concessions are written down to estimated recoverable value.

If the Company abandons all exploration efforts in a country where no proved reserves are assigned, all exploration costs associated with the country are expensed. The Company's assessments of whether its investment within a country is impaired and whether exploration activities within a country will be abandoned are made from time to time based on its review and assessment of drilling results, seismic data and other information it deems relevant. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expense are difficult to predict with any certainty. Financial information concerning the Company's assets, including capitalized costs by geographic area, is set forth in Note 21 of Notes to Consolidated Financial Statements in TEC 's Annual Report on Form 10-K for the year ended December 31, 1995.

     The markets for oil and natural gas historically have been volatile and are likely to continue to be volatile in the future. Oil and natural gas prices have been subject to significant fluctuations during the past several decades in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign government regulations, political conditions in the Middle East and other production areas, the foreign supply of oil and natural gas, the price and availability of alternative fuels, and overall economic conditions. It is impossible to predict future oil and gas price movements with any certainty.

     The Company's oil and gas business is also subject to all of the operating risks normally associated with the exploration for and production of oil and gas, including, without limitation, blowouts, cratering, pollution, earthquakes, labor disruptions and fires, each of which could result in substantial losses to the Company due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties. In accordance with customary industry practices, the Company maintains insurance coverage limiting financial loss resulting from certain of these operating hazards. Losses and liabilities arising from uninsured or underinsured events would reduce revenues and increase costs to the Company. There can be no assurance that any insurance will be adequate to cover losses or liabilities. The Company cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

     The Company's oil and gas business is also subject to laws, rules and regulations in the countries in which the Company operates, which generally pertain to production control, taxation, environmental and pricing concerns and other matters relating to the petroleum industry. Many jurisdictions have at various times imposed limitations on the production of oil and natural gas by restricting the rate of flow for oil and natural gas wells below their actual capacity. There can be no assurance that present or future regulation will not adversely affect the operations of the Company.

     Moreover, because the Company may not be the operator or own a majority interest in a number of contract areas, it will not be able to control the timing or manner in which capital expenditures will occur in these areas to the same degree as if it was the operator or owner of a majority interest. Any inability of the Company to meet its obligations in these and other contract areas could have a material adverse effect on its interests in these contract areas.

Financial Position. The Company reported income from continuing operations of $24 million for the six months ended June 30, 1996 and $6.5 million for the year ended December 31, 1995, but losses from continuing operations in the seven month transition period ended December 31, 1994 and in each of the last four fiscal years in the period ended May 31, 1994. To date, working capital (amounting to $30.3 million as of June 30, 1996), external sources of funding, asset sales and net cash flow from operations have been sufficient to service the Company's existing debt obligations and capital spending programs. The Company expects to pursue external financing alternatives and may from time to time consider dispositions of certain assets or operations in order to meet expenditure requirements on existing or contemplated projects and to service its debt obligations, the timing and nature of which may be affected by, among other things, the timing and extent of production and capital expenditures in Colombia, Malaysia-Thailand and elsewhere. There can be no assurance as to the ability of the Company to effect sales of its assets or to access public or private markets for such financings, the timing of such sales or financings or the proceeds, if any, that the Company could realize therefrom. Moreover, the Company's ability to pursue additional debt financing is limited by covenants in the Company's credit facility as well as covenants in the indenture pursuant to which $240 million principal amount of TEC 's 12 1/2% Senior Subordinated Discount Notes due 1997 (the "1997 Notes") were issued in 1992 and in the indenture pursuant to which $170 million principal amount of TEC 's 9 3/4% Senior Subordinated Discount Notes due 2000 (the "2000 Notes") were issued in 1993.

     For information regarding the Company's financial position and results of operations, including the amounts of previous losses, the Company's net working capital from time to time, and the Company's ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends, see "Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preference Dividends" herein and TEC 's Consolidated Statements of Operations, Consolidated Balance Sheets and Consolidated Statements of Cash Flows in TEC 's Annual Report on Form 10-K and other documents incorporated herein by reference, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in TEC 's Annual Report on Form 10-K for the year ended December 31, 1995 and in TEL's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.


Environmental Matters. The Company is subject to extensive environmental laws and regulations. These laws regulate the discharge of oil, gas or other materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of such materials at various sites. The Company does not believe that its environmental risks are materially different from those of comparable companies in the oil and gas industry. Nevertheless, no assurance can be given that environmental laws and regulations will not, in the future, adversely affect the Company's consolidated results of operations, cash flows or financial position. Pollution and similar environmental risks generally are not fully insurable.

Risks of International Operations. The Company derives substantially all of its consolidated revenues from international operations. Risks inherent in international operations include loss of revenue, property and equipment from such hazards as expropriation, nationalization, war, insurrection and other political risks; trade protection measures; risks of increases in taxes and governmental royalties; and renegotiation of contracts with governmental entities; as well as changes in laws and policies governing operations of other companies. Other risks inherent in international operations are the possibility of realizing economic currency exchange losses when transactions are completed in currencies other than United States dollars and the Company's ability to freely repatriate its earnings under existing exchange control laws.

Certain Factors Relating to Colombia. The Company is a participant in significant oil and gas discoveries located in the Llanos Basin in the foothills of the Andes Mountains, approximately 160 kilometers (100 miles) northeast of Bogota, Colombia. The Company owns interests in three contiguous areas known as the Santiago de las Atalayas ("SDLA"), Tauramena and Rio Chitamena contract areas. Well results to date indicate that significant oil and gas deposits lie across the SDLA, Tauramena and Rio Chitamena contract areas (the "Cusiana Field"), and within the SDLA contract area (the "Cupiagua Field").

     Largely due to complex geology, drilling of wells in the Cusiana and Cupiagua fields has been comparatively difficult, lengthy in duration and expensive. The Company believes that considerable progress has been achieved in reducing the time and expenditures required to drill and complete wells in the Cusiana and Cupiagua fields based on experience gained from initial wells drilled. Although there can be no assurance, the Company believes that the experience gained in the area to date will allow the operator to continue to reduce the time and expenditures required to drill and complete wells in the area. However, because the Company is not the operator of these contract areas, the Company does not control the timing or manner of these operations.

     Full development of reserves in the Cusiana and Cupiagua fields will take more than one year and require additional drilling and extensive production facilities, which in turn will require significant additional capital expenditures, the ultimate amount of which cannot be predicted. Pipelines connect the major producing fields in Colombia to export facilities and to refineries. These pipelines are in the process of being upgraded and expanded to accommodate production from the Cusiana and Cupiagua fields.

     Guerilla activity in Colombia has from time to time disrupted the operation of oil and gas projects and increased costs. Although the Colombian government, the Company and its partners have taken steps to improve security and improve relations with the local population, there can be no assurance that attempts to reduce or prevent guerrilla activity will be successful or that such activity will not disrupt operations in the future.

     Numerous Colombian government officials, including the President of Colombia, are the subjects of investigations and allegations that claim they have accepted illegal campaign contributions. These circumstances have led to speculation as to whether these officials will remain in office. The President of Colombia has stated that any such illicit contributions were made without his knowledge. In response to the allegations, the leadership of the opposition Conservative Party withdrew its support of the Government and certain cabinet ministers and ambassadors and a high ranking military officer resigned. Any changes in the holders of significant government offices could have adverse consequences on the Company's relationship with the Colombian national oil company and the Colombian government's ability to control guerilla activities, and could exacerbate the factors relating to foreign operations discussed above. Colombia is also among 31 nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. In March 1996, the President of the United States announced that Colombia would neither be certified nor granted a national interest waiver. The consequences of the failure to receive certification generally include the following: all bilateral aid, except anti-narcotics and humanitarian aid, has been or will be suspended; the Export-Import Bank of the United States ("EXIM") and the Overseas Private Investment Corporation will not approve financing for new projects in Colombia, although currently approved EXIM financings are not expected to be affected; U.S. representatives at multilateral lending institutions will be required to vote against all loan requests from Colombia, although such votes will not constitute vetoes; and the President of the United States and Congress retain the right to apply future trade sanctions. Each of these consequences of the failure to receive such certification could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with the Company's operations in Colombia.

Certain Factors Relating to Malaysia-Thailand. The Company is a partner in a significant gas exploration project located in the upper Malay Basin in the Gulf of Thailand approximately 450 kilometers northeast of Kuala Lumpur and 750 kilometers south of Bangkok. The Company is a contractor under a production sharing contract covering Block A-18 of the Malaysia-Thailand Joint Development Area. Test results for the initial exploratory wells indicate that significant gas deposits lie under the block.

     Development of gas production is in the early planning stages but is expected to take several years and require the drilling of additional wells and the installation of production facilities, which will require significant additional capital expenditures, the ultimate amount of which cannot be predicted. Pipelines will also be required to be connected between Block A-18 and ultimate markets. The terms on which any gas produced from the Company's contract area in Malaysia-Thailand may be sold may be adversely affected by the present monopoly gas purchase and transportation conditions in both Thailand and Malaysia, including the Thai national oil company's monopoly in transportation within Thailand and its territorial waters.


                                USE OF PROCEEDS

     Unless otherwise provided in the applicable Prospectus Supplement, the net proceeds from the sale of the particular Securities offered by this Prospectus and each Prospectus Supplement (the "Offered Securities") will be used principally to continue funding the Company's obligations relating to the development of its operations in Colombia and Malaysia-Thailand.


                    RATIOS OF EARNINGS TO FIXED CHARGES AND
          EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

     For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends, earnings consist of earnings (loss) from continuing operations before income taxes, minority interest, extraordinary items and cumulative effect of accounting changes, plus fixed charges (interest charges and preference share dividend requirements of subsidiaries, adjusted to a pretax basis), less interest capitalized, less preference share dividend requirements of subsidiaries adjusted to a pretax basis and less undistributed earnings of affiliates whose debt is not guaranteed by the Company.

     The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends for the Company for the periods indicated:

                                                                    Seven
                               Six Months                           Months
                                 Ended             Year Ended       Ended
                                June 30,          December 31,   December 31,                   Years Ended May 31,

                           1996         1995          1995           1994          1994         1993          1992         1991


Ratio of earnings
   to fixed
   charges  . . . . .      1.7x        1.1x        1.1x           <F1>          <F1>         <F1>          <F1>         1.3x
Ratio of earnings
   to combined
   fixed charges
   and preference
   dividends  . . . .      1.6x        1.1x        1.0x           <F2>          <F2>         <F2>          <F2>         1.1x


____________________

<F1>   Earnings were inadequate to cover fixed charges for the seven months ended December 31, 1994 by $30,565,000 and for the years ended May 31, 1994, 1993 and 1992 by $40,976,000, $152,391,000 and $92,875,000,
       respectively. Without nonrecurring items, earnings would have been inadequate to cover fixed charges for the six months ended June 30, 1995 by $8,195,000, for the year ended December 31, 1995 by $9,921,000, the seven months ended December 31, 1994 by $29,581,000 and for the years ended May 31, 1994, 1993, 1992 and 1991 by $51,415,000, $45,183,000,
       $32,301,000 and $11,906,000, respectively.
<F2>   Earnings were inadequate to cover fixed charges and preference dividends for the seven months ended December 31, 1994 by $31,014,000 and for the years ended May 31, 1994, 1993 and 1992 by $40,976,000, $152,391,000 and
       $94,261,000, respectively. Without nonrecurring items, earnings would have been inadequate to cover fixed charges and preference dividends for the six months ended June 30, 1995 by $8,644,000, for the year ended December 31, 1995 by $10,723,000, for the seven months ended December 31, 1994 by $30,030,000, and for the years ended May 31, 1994, 1993,
       1992 and 1991 by $51,415,000, $45,183,000, $33,687,000 and $17,452,000,
       respectively.

                         DESCRIPTION OF DEBT SECURITIES

     The TEC Debt Securities will be unsecured senior or senior subordinated debt of TEC and will be issued, in the case of TEC Senior Debt Securities, under a Senior Indenture (the "TEC Senior Debt Indenture") among TEC, TEL, as guarantor, and The Chase Manhattan Bank, as trustee, and in the case of TEC Senior Subordinated Debt Securities, under a Senior Subordinated Indenture (the "TEC Senior Subordinated Debt Indenture") among TEC, TEL, as guarantor, and United States Trust Company of New York, as trustee. The TEC Senior Debt Indenture and the TEC Senior Subordinated Debt Indenture are sometimes hereinafter referred to individually as a "TEC Indenture" and collectively as the "TEC Indentures." The TEL Debt Securities will be unsecured senior, senior subordinated or subordinated debt of TEL and will be issued, in the case of TEL Senior Debt Securities, under a Senior Indenture (the "TEL Senior Debt Indenture") between TEL and The Chase Manhattan Bank, as trustee, in the case of TEL Senior Subordinated Debt Securities, under a Senior Subordinated Indenture (the "TEL Senior Subordinated Debt Indenture") between TEL and United States Trust Company of New York, as trustee, and in the case of TEL Subordinated Debt Securities, under a Subordinated Indenture (the "TEL Subordinated Debt Indenture") between TEL and The Chase Manhattan Bank, as Trustee. The TEL Senior Debt Indenture, the TEL Senior Subordinated Debt Indenture and the TEL Subordinated Debt Indenture are sometimes hereinafter referred to individually as a "TEL Indenture" and collectively as the "TEL Indentures." The TEC Senior Indenture and the TEL Senior Indenture are sometimes collectively referred to individually as a "Senior Debt Indenture" and collectively as the "Senior Debt Indentures." The TEC Senior Subordinated Debt Indenture and the TEL Senior Subordinated Debt Indenture are sometimes referred to individually as a "Senior Subordinated Debt Indenture" and collectively as the "Senior Subordinated Debt Indentures". The TEC Indentures and the TEL Indentures are sometimes referred to individually as an "Indenture"
and collectively as the "Indentures".   None of the Indentures limits the
amount of Debt Securities that may be issued thereunder and the Indentures provide that the Debt Securities may be issued from time to time in one or more series. The Indentures permit the appointment of a different trustee for each series of Debt Securities. As used herein, the term "Trustee" means The Chase Manhattan Bank or United States Trust Company of New York, as the case may be. If there is at any time more than one trustee under any Indenture, the term "Trustee" as used in this Prospectus will mean each such trustee and will apply to each such trustee only with respect to those series of Debt Securities with respect to which it is serving as trustee. The Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and, while TEL and TEC believe the descriptions of the material provisions of the Indentures and Debt Securities contained in this Prospectus are accurate summaries of such material provisions, such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein. Section references in parentheses below are to sections in each Indenture unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for provisions relating to the Guarantee and to subordination. For purposes of the summaries set forth below, the term "Issuer" shall refer to TEC in the case of the TEC Debt Securities and the TEC Indentures, and to TEL in the case of the TEL Debt Securities and the TEL Indentures. The term "Obligors" shall refer to TEL, in the case of the TEL Debt Securities and the TEL Indentures, and TEC and TEL, as guarantor (the "Guarantor"), in the case of the TEC Debt Securities and the TEC Indentures.

Provisions Applicable to Senior, Senior Subordinated and TEL Subordinated Debt Securities

     General. TEL Debt Securities will be unsecured senior, senior subordinated or subordinated obligations of TEL, and TEC Debt Securities will be unsecured senior or senior subordinated obligations of TEC, except that, under certain circumstances, TEC may be released from such obligations. See "--Condition for Release of TEC ." Except to the extent set forth in the applicable Prospectus Supplement, none of the Indentures limits the payment of dividends by or the acquisition of stock of TEL or TEC. Except to the extent set forth in any Prospectus Supplement, the Indentures do not, and the Debt Securities will not, contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of either a change of control of TEL or a highly leveraged transaction by TEL.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Debt Securities being offered (the "Offered Debt Securities") (to the extent such terms are applicable to such Offered Debt Securities): (i) the title of the Offered Debt Securities; (ii) classification as TEC Senior Debt Securities, TEC Senior Subordinated Debt Securities, TEL Senior Debt Securities, TEL Senior Subordinated Debt Securities or TEL Subordinated Debt Securities, aggregate principal amount, purchase price and denomination; (iii) the date or dates on which the Offered Debt Securities will mature; (iv) the method by which amounts payable in respect of principal, premium, if any, or interest, if any, on or upon the redemption of such Offered Debt Securities may be calculated; (v) the interest rate or rates (or the method by which such will be determined), and the date or dates from which such interest, if any, will accrue; (vi) the date or dates on which such interest, if any, will be payable; (vii) the place or places where and the manner in which the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable and the place or places where the Offered Debt Securities may be presented for transfer; (viii) the right, if any, or obligation, if any, of the Issuer to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices (or the method by which such price or prices will be determined, or both) at which, the form or method of payment therefor if other than in cash and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased pursuant to any such obligation; (ix) the terms for conversion or exchange, if any, of the Offered Debt Securities; (x) any provision relating to the issuance of the Offered Debt Securities at an original issue discount; (xi) if the amounts of payments of principal of, premium, if any, and interest, if any, on the Debt Securities are to be determined with reference to an index, the manner in which such amounts shall be determined; (xii) any applicable United States federal income tax consequences; (xiii) the currency or currencies for which the Offered Debt Securities may be purchased and the currency or currencies in which principal, premium, if any, and interest, if any, may be payable; (xiv) if a trustee other than The Chase Manhattan Bank with respect to any series of Senior Debt Securities or TEL Subordinated Debt Securities or United States Trust Company of New York with respect to any series of Senior Subordinated Debt Securities is named for such series of Offered Debt Securities, the name of such Trustee; and (xv) any other specific terms of the Offered Debt Securities, including any deleted, modified or additional events of default or remedies or additional covenants provided with respect to such Offered Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

     Unless otherwise specified in any Prospectus Supplement, the Debt Securities will be issuable in registered form and in denominations of $1,000 and any integral multiple thereof (Section 2.7). No service charge will be made for any transfer or exchange of any Debt Securities but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.8).

     Debt Securities may bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable Prospectus Supplement.

     In determining whether the holders of the requisite aggregate principal amount of outstanding Debt Securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures, the principal amount of any series of Debt Securities originally issued at a discount from their stated principal amount that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof.

     Description of Guarantee. TEL will fully and unconditionally guarantee, pursuant to the TEC Indentures, the due and prompt payment of the principal of (and premium, if any) and interest on the TEC Debt Securities when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise.

     Payments with respect to the Guarantee of the TEC Senior Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Guarantor to the same extent and manner that payments with respect to the TEC Senior Subordinated Debt Securities are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Issuer as described under "Provisions Applicable Solely to Senior Subordinated Debt Securities and TEL Subordinated Debt Securities" below.

     TEL will also agree that, if any deduction or withholding of any present or future withholding taxes, levies, imposts or charges whatsoever imposed by or for the account of the Cayman Islands or any political subdivision or taxing authority thereof or therein shall be required, TEL will (subject to compliance by the holders of the TEC Debt Securities with any relevant administrative requirements) pay such additional amount in respect of principal (and premium, if any) and interest as may be necessary in order that the net amounts paid to such holders pursuant to the Guarantee after such deduction or withholding shall equal the respective amounts of principal (and premium, if any) and interest specified in the TEC Debt Securities; provided, however, that the foregoing shall not apply to any such tax, levy, impost or charge which would not be payable but for the fact that (i) the holder of the TEC Debt Securities is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Cayman Islands or such political subdivision or otherwise having some connection with the Cayman Islands other than the holding or ownership of such TEC Debt Security or the collection of principal of (and premium, if any) and interest on such TEC Debt Security or the enforcement of such TEC Debt Security or of the Guarantee endorsed thereon or (ii) where presentation is required, such TEC Debt Security was presented more than 30 days after the date such payment became due or was provided for, whichever is later.

     In the opinion of W.S. Walker & Company, under Cayman Islands law as applied and interpreted on the date of this Prospectus no taxes, levies, imposts or charges of the Cayman Islands or any political subdivisions or taxing authority therefor therein would be required to be deducted or withheld from any payment by TEL to a resident of the U.S. (who is not also a resident of the Cayman Islands) pursuant to a guarantee in the form provided for by the TEC Indentures.

     Global Securities. The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security (i) may not be transferred except as a whole and (ii) may only be transferred (A) by the Depositary for such Global Security to its nominee, (B) by a nominee of such Depositary to such Depositary or another nominee of such Depositary or (C) by such Depositary or any such nominee to a successor Depositary or nominee of such successor Depositary (Section 2.8).

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. TEL and TEC anticipate that the following provisions will generally apply to all depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Issuer if such Debt Securities are offered and sold directly by the Issuer. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities of the series represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payment of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. TEL and TEC expect that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal of, premium, if any, and interest, if any, in respect of a Global Security representing any such Debt Securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Securities as shown on the records of such Depositary or its nominee. TEL and TEC also expect that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants. Neither TEL, TEC, the Trustee for such Debt Securities, any paying agent nor the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by an Issuer within 90 days, such Issuer will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, an Issuer may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by a Global Security and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. Further, if an Issuer so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to such Issuer, the Trustee and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in registered form and in denominations, unless otherwise specified in the applicable Prospectus Supplement relating to such series of Debt Securities, of $1,000 and integral multiples thereof.

     Events of Default. Unless otherwise specified in the applicable Prospectus Supplement, an Event of Default is defined under each Indenture with respect to the Debt Securities of any series issued under such Indenture as being: (a) default in the payment of principal of or premium, if any, with respect to Debt Securities of such series when due; (b) default in the payment of any installment of interest upon any of the Debt Securities of such series when due, continued for 30 days; (c) default in the payment or satisfaction of any sinking fund or other purchase obligation with respect to Debt Securities of such series when due; (d) default in the performance of any other covenant of any of the Obligors applicable to Debt Securities of such series, continued for 90 days after written notice to the Obligors by the Trustee or to the Obligors and the Trustee, by the holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding requiring the same to be remedied; (e) certain events of bankruptcy, insolvency or reorganization of any of the Obligors; and (f) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by any of the Obligors or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed of any of the Obligors resulting in the acceleration of such indebtedness, or any default in payment of such indebtedness (after expiration of any applicable grace periods and presentation of any debt instruments, if required), if the aggregate amount of all such indebtedness that has been so accelerated and with respect to which there has been such a default in payment shall exceed $20,000,000 and there has been a failure to obtain rescission or annulment of all such accelerations or to discharge all such defaulted indebtedness within 20 days after written notice of the type specified in the foregoing clause (d) (Section 5.1).

     If any Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding, by notice in writing to the Obligors (and to the Trustee, if given by the holders), may declare the principal (or, in the case of any series of Debt Securities originally issued at a discount from their stated principal amount, such portion of the principal amount as may be specified in the terms of such series) of all of the Debt Securities of such series and the interest, if any, accrued thereon to be due and payable immediately; provided, however, that the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding, by notice in writing to the Obligors and the Trustee, may rescind and annul such declaration and its consequences if all defaults under such Indenture are cured or waived (Section 5.1).

     Each Indenture provides that no holder of any series of Debt Securities then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, such Indenture, unless (i) such holder previously shall have given to the Trustee written notice of default and of the continuance thereof, (ii) the holders of not less than 25% in aggregate principal amount of such series of Debt Securities then outstanding shall have made written request to the Trustee to institute such suit, action or proceeding and shall have offered to the Trustee such reasonable indemnity as it may require with respect thereto and (iii) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; provided that, subject to the subordination provisions applicable to the Senior Subordinated Debt Securities and the TEL Subordinated Debt Securities, the right of any holder of any Debt Security to receive payment of the principal of, premium, if any, or interest, if any, on such Debt Security, on or after the respective due dates, or to institute suit for the enforcement of any such payment shall not be impaired or affected without the consent of such holder (Section 5.4). The holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, provided that the Trustee may decline to follow such direction if the Trustee determines that such action or proceeding is unlawful or would involve the Trustee in personal liability (Section 5.7).

     The Obligors are required to furnish to the Trustee annually a certificate as to compliance by the Obligors with all conditions and covenants under each Indenture (Section 4.3).

     Discharge and Defeasance. Unless otherwise specified in the applicable Prospectus Supplement, the Obligors can discharge or defease their respective obligations with respect to any series of Debt Securities as set forth below (Article Ten).

     The Obligors may discharge all of their obligations (except those set forth below) to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the Trustee for cancellation and that have either become due and payable, or are by their terms due and payable within one year (or scheduled for redemption within one year), by irrevocably depositing with the Trustee cash or U.S. Government Obligations (as defined in such Indenture), or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments, if any, thereon when due.

     Unless otherwise provided in the applicable Prospectus Supplement, the Obligors may also elect at any time to (a) defease and be discharged from all of their obligations (except those set forth below) to holders of any series of Debt Securities issued under each Indenture ("defeasance") or (b) be released from all of their obligations with respect to certain covenants applicable to any series of Debt Securities issued under each Indenture ("covenant defeasance"), if, among other things: (i) the Obligors irrevocably deposit with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments, if any, thereon when due and such funds have been so deposited for 91 days; (ii) such deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which any of the Obligors is a party or by which it is bound; and (iii) the Obligors deliver to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the United States federal income tax treatment of such holders' principal and interest payments, if any, on such series of Debt Securities. Such opinion in the case of defeasance under clause (a) above must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture relating to the Debt Securities of such series, since such a result would not occur under current tax law (Section 10.1).

     Notwithstanding the foregoing, no discharge, defeasance or covenant defeasance described above shall affect the following obligations to or rights of the holders of any series of Debt Securities: (i) rights of registration of transfer and exchange of Debt Securities of such series, (ii) rights of substitution of mutilated, defaced, destroyed, lost or stolen Debt Securities of such series, (iii) rights of holders of Debt Securities of such series to receive payments of principal thereof and premium, if any, and interest, if any, thereon, upon the original due dates therefor (but not upon acceleration), and to receive mandatory sinking fund payments thereon when due, if any, (iv) rights, obligations, duties and immunities of the Trustee, (v) rights of holders of Debt Securities of such series as beneficiaries with respect to property so deposited with the Trustee payable to all or any of them and (vi) obligations of the Obligors to maintain an office or agency in respect of Debt Securities of such series (Section 10.1).

     The Obligors may exercise the defeasance option with respect to any series of Debt Securities notwithstanding the prior exercise of the covenant defeasance option with respect to any series of Debt Securities. If the Obligors exercise the defeasance option with respect to any series of Debt Securities, payment of such series of Debt Securities may not be accelerated because of an Event of Default with respect to such series of Debt Securities. If the Obligors exercise the covenant defeasance option with respect to any series of Debt Securities, payment of such series of Debt Securities may not be accelerated by reason of an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the cash and U.S. Government Obligations in the defeasance trust could be less than the principal of, premium, if any, and interest, if any, and any mandatory sinking fund payments, if any, then due on such series of Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

     Modification of the Indenture. Each Indenture provides that the Obligors and the Trustee may enter into supplemental indentures without the consent of the holders of the Debt Securities to (a) evidence the assumption by a successor entity of the obligations of any of the Obligors under such Indenture, (b) add covenants or new events of default for the protection of the holders of such Debt Securities, (c) cure any ambiguity or correct any inconsistency in the Indenture, (d) establish the form and terms of Debt Securities of any series, (e) evidence the acceptance of appointment by a successor trustee, (f) in the case of Senior Debt Securities, secure such Debt Securities, (g) designate a bank or trust company other than The Chase Manhattan Bank to act as Trustee for a series of Senior Debt Securities or TEL Subordinated Debt Securities and United States Trust Company of New York to act as Trustee for a series of Senior Subordinated Debt Securities and (h) modify the existing covenants and events of default solely in respect of, or add new covenants and events of default that apply solely to, Debt Securities not yet issued and outstanding on the date of such supplemental indenture (Section 8.1).

     Each Indenture also contains provisions permitting the Obligors and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Debt Securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or of any supplemental indenture or modify in any manner the rights of the holders of the Debt Securities of such series; provided that the Obligors and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the stated final maturity of any Debt Security, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest, if any, thereon, reduce or alter the method of computation of any amount payable on redemption, repayment or purchase by the Issuer, change the coin or currency in which principal, premium, if any, and interest, if any, are payable, reduce the amount of the principal of any original issue discount security payable upon acceleration or provable in bankruptcy, impair or affect the right to institute suit for the enforcement of any payment or repayment thereof or, if applicable, adversely affect any right of prepayment at the option of the holder or, in the case of the TEC Indentures, make any change adverse to the interest of the holders in the terms and conditions of the Guarantee or (b) reduce the aforesaid percentage in aggregate principal amount of Debt Securities of any series issued under such Indenture (Section 8.2).

     Consolidation, Merger, Sale or Conveyance. Except as otherwise provided in the applicable Prospectus Supplement, the TEC Indentures provide that TEC or the Guarantor may, and the TEL Indentures provide that TEL may, without the consent of the holders of Debt Securities, consolidate with, merge into or transfer, exchange or dispose of all of its properties to, any other corporation or partnership organized under the laws of the United States or any political subdivision thereof or therein or under the laws of the Cayman Islands or any political subdivision thereof, provided that (i) the successor corporation assumes all obligations of TEC or TEL, as the case may be, by supplemental indenture satisfactory in form to the applicable Trustee executed and delivered to such Trustee, under the Indentures and the Debt Securities,
(ii) immediately after giving effect to such consolidation, merger, exchange or other disposition, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) certain other conditions are met.

     Condition for Release of TEC . Except as otherwise provided in the applicable Prospectus Supplement, each TEC Indenture provides that TEC may be released from its obligations under such TEC Indenture and the TEC Debt Securities, without the consent of the holders of the TEC Debt Securities of any series, if the 1997 Notes and the 2000 Notes issued by TEC are no longer outstanding and if TEL or any successor to TEL has assumed the obligations of TEC under such Debt Securities. In the event of such release, a taxable sale or exchange of a Debt Security for a new Debt Security will be deemed to occur. As a result, a holder of a Debt Security may recognize gain or loss on the sale or exchange and may be required to include in income different amounts during the remaining term of the Debt Security than would have been included absent such release.

     Certain Definitions. Except as otherwise provided in the applicable Prospectus Supplement, the following definitions are applicable to the discussions of the Indentures (Article One).

          "Consolidated Net Tangible Assets" means the aggregate amount of assets included on the most recent consolidated balance sheet of TEL and its Restricted Subsidiaries, less applicable reserves and other properly deductible items and after deducting therefrom (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all in accordance with generally accepted accounting principles consistently applied.

     "Indebtedness," with respect to any person, means, without duplication:

               (a)(i) the principal of, premium, if any, and interest, if any, on indebtedness for money borrowed of such person, indebtedness of such person evidenced by bonds, notes, debentures or similar obligations, and any guaranty by such person of any indebtedness for money borrowed or indebtedness evidenced by bonds, notes, debentures or similar obligations of any other person, whether any such indebtedness or guaranty is outstanding on the date of the Indenture or is thereafter created, assumed or incurred, (ii) obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (iii) the principal of and premium, if any, and interest, if any, on indebtedness incurred, assumed or guaranteed by such person in connection with the acquisition by it or any of its subsidiaries of any other businesses, properties or other assets, (iv) lease obligations that such person capitalized in accordance with Statement of Financial Accounting Standards No. 13 promulgated by the Financial

          Accounting Standards Board or such other generally accepted accounting principles as may be from time to time in effect, (v) any indebtedness of such person representing the balance deferred and unpaid of the purchase price of any property or interest therein (except any such balance that constitutes an accrued expense or trade payable) and any guaranty, endorsement or other contingent obligation of such person in respect of any indebtedness of another that is outstanding on the date of the Indenture or is thereafter created, assumed or incurred by such person and (vi) obligations of such person under interest rate, commodity or currency swaps, caps, collars, options and similar arrangements if and to the extent that any of the foregoing indebtedness in (i) through (vi) would appear as a liability on the balance sheet of such person in accordance with generally accepted accounting principles; and

               (b) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clause (a) above.

          "Restricted Subsidiary" means (a) any Subsidiary of TEL other than an Unrestricted Subsidiary, and (b) any Subsidiary of TEL which was an Unrestricted Subsidiary but which, subsequent to the date of the Indentures, is designated by the Board of Directors of TEL to be a Restricted Subsidiary; provided, however, that TEL may not designate any such Subsidiary to be a Restricted Subsidiary if TEL would thereby breach any covenant or agreement contained in the Indentures (on the assumptions that any outstanding Indebtedness of such Subsidiary was incurred at the time of such designation).

          "Subsidiary" of any specified Person means any corporation of which such Person, or such Person and one or more Subsidiaries of such Person, or any one or more Subsidiaries of such Person, directly or indirectly own voting securities entitling any one or more of such Person and its Subsidiaries to elect a majority of the directors, either at all times, or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors.

          "Unrestricted Subsidiary" means (a) any Subsidiary of TEL acquired or organized after the date of the Indentures, provided, however, that such Subsidiary shall not be a successor, directly or indirectly, to any Restricted Subsidiary and (b) any Subsidiary of TEL substantially all the assets of which consist of stock or other securities of a Subsidiary or Subsidiaries of the character described in clause (a) above, unless and until such Subsidiary shall have been designated to be a Restricted Subsidiary.

Provisions Applicable Solely to Senior Debt Securities

     General. Senior Debt Securities will be issued under a Senior Debt Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Issuer of such Senior Debt Securities.

     Limitations on Liens. The Senior Debt Indentures provide that, so long as any Senior Debt Securities are outstanding, TEL will not, and will not permit any Restricted Subsidiary to, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any property or assets owned by TEL or any Restricted Subsidiary to secure any Indebtedness, without making effective provision whereby outstanding Senior Debt Securities shall be equally and ratably secured.

     Under the terms of the Senior Debt Indentures, the foregoing limitation does not apply to (a) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets created at the time of the acquisition of such property or assets by TEL or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets; (b) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets existing thereon at the time of the acquisition thereof by TEL or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by TEL or any Restricted Subsidiary);
(c) any mortgage, pledge, security interest, lien or encumbrance upon any property or assets, whenever acquired, of any corporation or other entity that becomes a Restricted Subsidiary after the date of the Senior Debt Indenture, provided that (i) the instrument creating such mortgage, pledge, security interest, lien or encumbrance shall be in effect prior to the time such corporation or other entity becomes a Restricted Subsidiary and (ii) such mortgage, pledge, security interest, lien or encumbrance shall only apply to properties or assets owned by such corporation or other entity at the time it becomes a Restricted Subsidiary or thereafter acquired by it from sources other than TEL or another Restricted Subsidiary; (d) any mortgage, pledge, security interest, lien or encumbrance arising from or in connection with a conveyance by TEL or a Restricted Subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources; (e) any mortgage, pledge, security interest, lien or encumbrance with respect to, or other transfer of, crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or of such crude oil, natural gas or other petroleum hydrocarbons; (f) any mortgage, pledge, security interest, lien or encumbrance required by any contract or statute in order to permit TEL or any Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any foreign government or any department, agency, organization or instrumentality thereof, or to secure partial, progress, advance or other payments to TEL or any Restricted Subsidiary by such governmental unit pursuant to the provisions of any contract or statute; (g) any mortgage, pledge, security interest, lien or encumbrance in favor of TEL or any wholly-owned Subsidiary of TEL; (h) any mortgage, pledge, security interest, lien or encumbrance created or assumed by TEL or a Restricted Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by TEL or a Subsidiary; (i) any extension, renewal or refunding of any mortgage, pledge, security interest, lien or encumbrance described in the foregoing subparagraphs
(a) through (h) on substantially the same property or assets theretofore subject thereto; or (j) any mortgage, pledge, security interest, lien or encumbrance securing any Indebtedness in an amount which, together with all other Indebtedness secured by a mortgage, pledge, security interest, lien or encumbrance that is not otherwise permitted by the foregoing provisions, does not at the time of the incurrence of the Indebtedness so secured exceed 20% of Consolidated Net Tangible Assets. For the purpose of this provision, "security interest" will include the interest of the lessor under a lease with a term of three years or more that should be, in accordance with generally accepted accounting principles, recorded as a capital lease, and any such lease of property or assets not acquired from TEL or any Restricted Subsidiary in contemplation of such lease shall be treated as though the lessee had purchased such property or assets from the lessor. (Section 3.6 of the Senior Debt Indentures).

Provisions Applicable Solely to Senior Subordinated Debt Securities and TEL Subordinated Debt Securities

     Subordination. The TEL Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the TEL Subordinated Debt Indenture, to all Senior Indebtedness of TEL. The Senior Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Senior Subordinated Debt Indentures, to all Senior Indebtedness of the Issuer. The Senior Subordinated Debt Securities will rank senior to all existing and future Indebtedness of the Issuer that is neither Senior Indebtedness of the Issuer nor Senior Subordinated Indebtedness, and only Indebtedness of the Issuer that is Senior Indebtedness of the Issuer will rank senior to the Senior Subordinated Debt Securities in accordance with the subordination provisions of the Senior Subordinated Debt Indentures.

     "Senior Indebtedness" of the Issuer is defined in the TEL Subordinated Debt Indenture and the Senior Subordinated Debt Indentures as Indebtedness of the Issuer outstanding at any time (other than the Indebtedness evidenced by the Debt Securities of any series) except (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior or prior in right of payment to the Debt Securities or is pari passu or subordinate by its terms in right of payment to the Debt Securities, (b) renewals, extensions and modifications of any such Indebtedness, (c) any Indebtedness of the Issuer to a wholly-owned Subsidiary of the Issuer, (d) interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless such interest is an allowed claim enforceable against the Issuer in a proceeding under federal or state bankruptcy laws and (e) trade payables.

     "Senior Indebtedness" of the Guarantor is defined in the TEC Senior Subordinated Debt Indenture as Indebtedness of the Guarantor outstanding at any time (other than the Indebtedness evidenced by the Guarantee of any series) except (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior or prior in right of payment to the Guarantee or is pari passu or subordinate by its terms in right of payment to the Guarantee, (b) renewals, extensions and modifications of any such Indebtedness, (c) any Indebtedness of the Guarantor to a wholly-owned Subsidiary of the Guarantor, (d) interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless such interest is an allowed claim enforceable against the Guarantor in a proceeding under federal or state bankruptcy laws and (e) trade payables.

     "Senior Subordinated Indebtedness" is defined in the TEL Senior Subordinated Debt Indenture as the TEL Senior Subordinated Debt Securities and any other Indebtedness of TEL that ranks pari passu with the TEL Senior Subordinated Debt Securities (including the Guarantees of the 1997 Notes and the 2000 Notes). Any Indebtedness of TEL that is subordinate or junior by its terms in right of payment to any other Indebtedness of TEL shall be subordinate to Senior Subordinated Indebtedness of TEL unless the instrument creating or evidencing the same or pursuant to which the same is outstanding specifically provides that such Indebtedness (i) is to rank pari passu with other Senior Subordinated Indebtedness of TEL and (ii) is not subordinated by its terms to any Indebtedness of TEL which is not Senior Indebtedness of TEL.

     "Senior Subordinated Indebtedness" is defined in the TEC Senior Subordinated Debt Indenture as the TEC Senior Subordinated Debt Securities, the Guarantee and any other Indebtedness of TEC or the Guarantor that ranks pari passu with the TEC Senior Subordinated Debt Securities (including the 1997 Notes, the 2000 Notes and the Guarantees thereof). Any Indebtedness of TEC or the Guarantor that is subordinate or junior by its terms in right of payment to any other Indebtedness of TEC or the Guarantor shall be subordinate to Senior Subordinated Indebtedness unless the instrument creating or evidencing the same or pursuant to which the same is outstanding specifically provides that such Indebtedness (i) is to rank pari passu with other Senior Subordinated Indebtedness and (ii) is not subordinated by its terms to any Indebtedness of TEC or the Guarantor which is not Senior Indebtedness of TEC or Senior Indebtedness of the Guarantor.

     "Subordinated Indebtedness" of any of the Obligors means the Senior Subordinated Debt Securities, the Guarantees, any other Senior Subordinated Indebtedness of such Obligor and any other Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness of such Obligor.

     If (i) the Issuer should default in the payment of any principal of, premium, if any, or interest, if any, on any Senior Indebtedness of the Issuer when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise or (ii) any other default with respect to Senior Indebtedness of the Issuer shall occur and the maturity of such Senior Indebtedness has been accelerated in accordance with its terms, then, upon written notice of such default to the Issuer by the holders of such Senior Indebtedness or any trustee therefor, unless and until such default shall have been cured or waived or shall have ceased to exist or such acceleration shall have been rescinded, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, premium, if any, or interest, if any, on any of the Senior Subordinated Debt Securities or the TEL Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Senior Subordinated Debt Securities or the TEL Subordinated Debt Securities other than those made in capital stock of TEL (or cash in lieu of fractional shares thereof) (Sections 13.1 and 13.4 of the Senior Subordinated Debt Indentures and Sections 13.1 and 13.4 of the TEL Subordinated Debt Indenture).

     If any default (other than a default described in the preceding paragraph) under the Senior Indebtedness of the Issuer, pursuant to which the maturity thereof may be accelerated immediately or the expiration of any applicable grace periods occurs (a "Senior Nonmonetary Default"), then, upon the receipt by the Issuer and the Trustee of written notice thereof (a "Payment Notice") from or on behalf of holders of such Senior Indebtedness specifying an election to prohibit such payment and other action by the Issuer in accordance with the following provisions of this paragraph, the Issuer may not make any payment or take any other action that would be prohibited by the immediately preceding paragraph during the period (the "Payment Blockage Period") commencing on the date of receipt of such Payment Notice and ending on the earlier of (i) the date, if any, on which the holders of such Senior Indebtedness or their representative notify the Trustee that such Senior Nonmonetary Default is cured or waived or ceases to exist or the Senior Indebtedness to which such Senior Nonmonetary Default relates is discharged or (ii) the 179th day after the date of receipt of such Payment Notice. Notwithstanding the provisions described in the immediately preceding sentence, the Issuer may resume payments on the Senior Subordinated Debt Securities and the TEL Subordinated Debt Securities after such Payment Blockage Period.

     If (i) (A) without the consent of the Issuer, a receiver, conservator, liquidator or trustee of the Issuer or of any of its property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than 60 days or (B) the Issuer is adjudicated bankrupt or insolvent or (C) any of its property is sequestered by court order and such order remains in effect for more than 60 days or (D) a petition is filed against the Issuer under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction whether now or hereafter in effect, and is not dismissed within 60 days after such filing; (ii) the Issuer (A) commences a voluntary case or other proceeding seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debt or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or (B) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or (C) fails generally to, or cannot, pay its debts generally as they become due or (D) takes any corporate action to authorize or effect any of the foregoing; or (iii) any Subsidiary of the Issuer takes, suffers or permits to exist any of the events or conditions referred to in the foregoing clause (i) or (ii), then all Senior Indebtedness of the Issuer (including any interest thereon accruing after the commencement of any such proceedings) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made by the Issuer to any holder of Senior Subordinated Debt Securities or TEL Subordinated Debt Securities on account of the principal of, premium, if any, or interest, if any, on such Senior Subordinated Debt Securities or TEL Subordinated Debt Securities, as the case may be. Any payment or distribution, whether in cash, securities or other property (other than securities of the Issuer or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the indebtedness evidenced by the Senior Subordinated Debt Securities or the TEL Subordinated Debt Securities, to the payment of all Senior Indebtedness of the Issuer then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Senior Subordinated Debt Securities or the TEL Subordinated Debt Securities of any series will be paid or delivered directly to the holders of Senior Indebtedness of the Issuer in accordance with the priorities then existing among such holders until all Senior Indebtedness of the Issuer (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness of the Issuer, the holders of Senior Subordinated Debt Securities, together with the holders of any obligations of the Issuer ranking on a parity with the Senior Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of the Issuer the amounts at that time due and owing on account of unpaid principal of, premium, if any, or interest, if any, on the Senior Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Issuer ranking junior to the Senior Subordinated Debt Securities (including the TEL Subordinated Debt Securities) and such other obligations (Section 13.1 of the Senior Subordinated Debt Indentures and Section 13.1 of the TEL Subordinated Debt Indenture).

     If any payment or distribution of any character, whether in cash, securities or other property (other than securities of the Issuer or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Senior Subordinated Debt Securities or the TEL Subordinated Debt Securities, to the payment of all Senior Indebtedness of the Issuer then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee, or any holder of any Senior Subordinated Debt Securities or TEL Subordinated Debt Securities in contravention of any of the terms of the Senior Subordinated Debt Indentures or the TEL Subordinated Debt Indenture, as the case may be, such payment or distribution of securities will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness of the Issuer then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness of the Issuer remaining unpaid to the extent necessary to pay all such Senior Indebtedness of the Issuer in full (Section 13.1 of the Senior Subordinated Debt Indentures and
Section 13.1 of the TEL Subordinated Debt Indenture).

     By reason of such subordination, in the event of the insolvency of the Issuer, holders of Senior Indebtedness of the Issuer may receive more, ratably, than holders of the Senior Subordinated Debt Securities or TEL Subordinated Debt Securities. Such subordination will not prevent the occurrence of any Event of Default (as defined in the Indentures) or limit the right of acceleration in respect of the Senior Subordinated Debt Securities or TEL Subordinated Debt Securities.

Concerning the Trustee

     The Chase Manhattan Bank, the Trustee under the Senior Debt Indentures and the TEL Subordinated Debt Indenture, may make loans to TEC or TEL in the normal course of business. The Chase Manhattan Bank serves as trustee with respect to TEC 's 12 1/2% Senior Subordinated Discount Notes due 1997. United States Trust Company of New York, the Trustee under the Senior Subordinated Debt Indentures, serves as trustee with respect to TEC 's 9-3/4% Senior Subordinated Discount Notes due 2000. If a bank or trust company other than The Chase Manhattan Bank or United States Trust Company of New York is to act as Trustee for a series of Debt Securities, information concerning such other Trustee will be set forth in the Prospectus Supplement relating to such series of Debt Securities.


                      DESCRIPTION OF SHARE CAPITAL OF TEL

     The following statements with respect to TEL's share capital are subject to the detailed provisions of the Company's Articles of Association (the "Articles of Association"), its Memorandum of Association (the "Memorandum of Association"), the resolutions with respect to the Convertible Preference Shares (the "Resolutions"), and the Preference Share Purchase Rights created pursuant to the Rights Agreement entered into between the Company and Chemical Bank, as Rights Agent (the "Rights Agreement"). These statements do not purport to be complete and, while the Company believes the descriptions of the material provisions of the Articles of Association, Memorandum of Association, Resolutions and Rights Agreement contained in this Prospectus are accurate statements with respect to such material provisions, such statements are subject to the detailed provisions in the Articles of Association, Memorandum of Association, Resolutions and Rights Agreement to which reference is hereby made for a full description of such provisions.

Preference Shares

     Under the Articles of Association, the Company has authority to issue 20,000,000 preference shares, par value $.01 per share. There were 253,030 shares of 5% convertible preference shares, par value $.01 per share (the "Convertible Preference Shares") outstanding at September 5, 1996. No other preference shares are currently outstanding.

     The Preference Shares may be issued by resolutions of the Company's Board of Directors from time to time without any action of the shareholders. Such resolutions may authorize issuances in one or more classes or series of the preference shares and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption terms, and other privileges and rights of the shareholders of each class or series so authorized.

     The specific terms of a particular series of Preference Shares offered hereby will be described in a Prospectus Supplement relating to such series and will include the following:

          (i) The maximum number of shares to constitute the series and the distinctive designation thereof;

         (ii) The annual dividend rate, if any, on shares of the series, the date or dates from which dividends will begin to accrue or accumulate and the dates upon which such dividends shall be payable and whether dividends will be cumulative;

        (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

         (iv) The liquidation preference, if any, applicable to shares of the series;

          (v) Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

         (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or series of share capital of TEL or another corporation or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rates of conversion or exchange and the method, if any, of adjusting the same;

        (vii)  The voting rights, if any, on the shares of the series; and

       (viii) Any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

Outstanding 5% Convertible Preference Shares

     Pursuant to the Merger, each outstanding share of 5% convertible preferred stock, no par value, of TEC was converted into one Convertible Preference Share of the Company.

     Dividends. Holders of Convertible Preference Shares are entitled to receive, when, as, and if declared by the Board of Directors of the Company out of funds of the Company legally available for payment, cumulative cash dividends at the annual rate per share equal to 5 percent of the Redemption Price (defined below) of the shares payable semi-annually on September 30 and March 30 in each year, except that if any such date is a Saturday, Sunday, or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday, or legal holiday. Dividends accrue from the date on which the Convertible Preference Shares were issued and are payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the Board of Directors of the Company. The amount of dividends payable for each semi-annual dividend period is computed by dividing the annual dividend amount by two. The amount of dividends payable for any period other than a full semi-annual dividend period is computed on the basis of a 360-day year of twelve 30-day months. No interest will be payable in respect of any dividend payment on the Convertible Preference Shares which may be in arrears.

     If dividends on the Convertible Preference Shares shall not have been declared and paid in full, or funds set aside for payment, by a date 15 days after a dividend payment date (a "Calculation Date"), dividends payable on the Convertible Preference Shares shall be increased by an amount equal to the prime rate of Morgan Guaranty Trust Company of New York as in effect on each Calculation Date plus 1 percent applied against the amount of dividends so due and unpaid until such dividends shall be paid (the "Penalty Dividend").

     The Convertible Preference Shares have priority as to dividends over Ordinary Shares and any other series or class of the Company's shares hereafter issued which ranks junior as to dividends to the Convertible Preference Shares ("Junior Dividend Shares"), and no dividend (other than dividends payable solely in Junior Dividend Shares) may be paid on, and no purchase, redemption, or other acquisition may be made by the Company of, any Junior Dividend Shares unless all accrued and unpaid dividends on the Convertible Preference Shares have been paid or declared and set apart for payment. The Company may not pay dividends on any class or series of its shares having parity with the Convertible Preference Shares as to dividends ("Parity Dividend Shares"), unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the Convertible Preference Shares and may not pay dividends on the Convertible Preference Shares unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the Parity Dividend Shares. Notwithstanding the preceding sentence, whenever all accrued dividends are not paid in full on the Convertible Preference Shares or any Parity Dividend Shares, all dividends declared on the Convertible Preference Shares and such Parity Dividend Shares will be declared or made pro rata so that the amount of dividends declared per share on the Convertible Preference Shares and such Parity Dividend Shares will bear the same ratio that accrued and unpaid dividends per share on the Convertible Preference Shares and such Parity Dividend Shares bear to each other. The Convertible Preference Shares will be junior as to dividends to any series or class of TEL's shares hereafter issued which ranks senior as to dividends to the Convertible Preference Shares ("Senior Dividend Shares"), and if at any time TEL has failed to pay or declare and set apart for payment accrued and unpaid dividends on any Senior Dividend Shares, TEL may not pay any dividend on the Convertible Preference Shares.

     Liquidation Rights. In case of the voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of Convertible Preference Shares are entitled to receive an amount per share equal to the Redemption Price, plus any accrued and unpaid dividends (including Penalty Dividends) to the payment date (the "Liquidation Price"), before any payment or distribution is made to the holders of Ordinary Shares or any other series or class of the Company's shares hereafter issued which ranks junior as to liquidation rights to the Convertible Preference Shares, but the holders of Convertible Preference

Shares will not be entitled to receive the Liquidation Price of such shares until the liquidation price of any other series or class of the Company's shares hereafter issued which ranks senior as to liquidation rights to the Convertible Preference Shares ("Senior Liquidation Shares") has been paid in full; provided, if, at such time, any holder of Convertible Preference Shares has any outstanding debts, liabilities or engagements to or with the Company (whether presently payable or not), either alone or jointly with any other person, whether a shareholder or not, (including, without any limitation, any liability associated with the unpaid purchase price of such Convertible Preference Shares), the liquidator appointed to oversee the liquidation of the Company may deduct from the fixed liquidation amount payable in respect of such Convertible Preference Shares the aggregate amount of such debts, liabilities and engagements and apply such amount to any of such debts, liabilities or engagements. The holders of Convertible Preference Shares and all series or classes of the Company's shares hereafter issued which rank on a parity as to liquidation rights with the Convertible Preference Shares are entitled to share ratably, in accordance with the respective preferential amounts payable on such shares, in any distribution (after payment of the liquidation price of the Senior Liquidation Shares) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the Liquidation Price of the Convertible Preference Shares, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another company nor a sale or transfer of all or part of the Company's assets for cash, securities, or other property will be considered a liquidation, dissolution, or winding up of the Company.

     Redemption. The Company may, at its option, redeem the Convertible Preference Shares, in whole or in part, at any time on or after March 30, 1998 or at any time when there are fewer than 133,005 Convertible Preference Shares outstanding. The redemption price payable upon such optional redemption shall be the Redemption Price plus any accrued and unpaid dividends (including Penalty Dividends) to the redemption date. Such Redemption Price shall be payable in cash.

     The Convertible Preference Shares shall be subject to mandatory redemption by the Company on March 30, 2004. At the option of the Company, such redemption may be for (i) cash at the Redemption Price plus any accrued and unpaid dividends (including Penalty Dividends) to the redemption date; (ii) such number of Ordinary Shares whose aggregate value (based on the then current market price determined as set forth in the resolution of the Board of Directors designating the Convertible Preference Shares) equals the Redemption Price plus any accrued and unpaid dividends (including Penalty Dividends) to the redemption date; or (iii) a combination of cash and Ordinary Shares equal to the Redemption Price plus any accrued and unpaid dividends (including Penalty Dividends) to the redemption date. The Redemption Price equals $34.41 per share.

     Voting Rights. The holders of Convertible Preference Shares have no voting rights except as described below or as required by Cayman Islands law. In exercising any such vote each outstanding Convertible Preference Share is entitled to one vote.

     So long as any Convertible Preference Shares are outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Convertible Preference Shares, voting or consenting separately as a class with holders of any other class of the Company's preference shares similarly affected, issue other than wholly for cash consideration, any shares of any class of Senior Dividend Shares or Senior Liquidation Shares, or amend the Articles of Association in a manner adversely affecting the rights of such shareholders.

     The Articles of Association may be amended to increase the number of authorized shares of the Company's preference shares without the vote of the holders of the outstanding Convertible Preference Shares.

     The holders of the Convertible Preference Shares have no pre-emptive rights with respect to any shares of the Company or any other securities of TEL convertible into or carrying rights or options to purchase any such shares.

     Conversion Rights. The holders of Convertible Preference Shares are entitled to convert their Convertible Preference Shares into Ordinary Shares subject to the qualifications described below, except that, with respect to Convertible Preference Shares called for redemption, conversion rights will expire at the close of business on the fifth day prior to the redemption date (unless the Company defaults in the payment of the Redemption Price). No payment or adjustment will be made in respect of dividends on the Convertible Preference Shares that may be accrued or unpaid or in arrears upon conversion of shares of Convertible Preference Shares except as set forth below. No fractional shares will be issued and, in lieu of any fractional share, the Company will pay a cash adjustment based on the then current market price (determined as set forth in the resolutions of the Board of Directors designating the Convertible Preference Shares) of the Ordinary Shares.

     Each Convertible Preference Share is convertible initially into one Ordinary Share. However, the number of Ordinary Shares issuable on conversion of each Convertible Preference Share (the "Conversion Rate") is subject to adjustment as described below.

     The Conversion Rate is subject to adjustment in certain circumstances, including in respect of any dividends not declared and paid in full in respect of any dividend payment date occurring prior to the date of conversion and any Penalty Dividends payable thereon, upon the issuance of Ordinary Shares as a stock dividend, in connection with combinations and subdivisions of Ordinary Shares, upon certain reclassifications of Ordinary Shares, upon the issuance to the Company's shareholders of rights or warrants to subscribe for or purchase Ordinary Shares at a price per share less than the then current market price of Ordinary Shares, and in connection with certain distributions to the Company's shareholders of evidences of indebtedness or assets. Except in the case of the adjustment in respect of dividends, no adjustment in the Conversion Price will be required unless it would result in at least a 1 per cent increase or decrease in the Conversion Price; however, any adjustment not made will be carried forward.

     In case of any consolidation or merger of the Company with any other company, or in the case of any merger of another company into the Company (other than a merger with a company in which merger the Company is the continuing company and which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company), or in the case of a sale or conveyance of all or substantially all of the assets of the Company to another company, the Company will be required to make proper provisions so that the holder of each Convertible Preference Share then outstanding will have the right thereafter to convert such Convertible Preference Share into the kind or amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of Ordinary Shares into which such Convertible Preference Share might have been converted immediately prior to such consolidation, merger, sale or conveyance.

Preference Share Purchase Rights

     The Board of Directors of TEL has adopted a Shareholder Rights Plan pursuant to which preference share purchase rights attach to all Ordinary Shares at the rate of one right for each Ordinary Share. Chemical Bank is the Rights Agent for the Preference Share Purchase Rights. Each right entitles the registered holder to purchase from the Company one one-thousandth of a Series A Junior Participating Preference Share, par value $.01 per share (the "Junior Preference Shares"), of the Company at a price of $120 per one one-thousandth of a share of such Junior Preference Shares, subject to adjustment.

     Generally, the rights only become distributable ten days following public announcement that a person has acquired beneficial ownership of 15% or more of the Ordinary Shares or ten business days following commencement of a tender or exchange offer for 15% or more of the outstanding Ordinary Shares; provided that, pursuant to the terms of the Shareholder Rights Plan, Oppenheimer Group, Inc. may increase its level of beneficial ownership to 19.9% without triggering the rights. If, among other events, any person becomes the beneficial owner of 15% or more of the Ordinary Shares, each right not owned by such person generally becomes the right to purchase such number of Ordinary Shares that is equal to the amount obtained by dividing the right's exercise price (currently $120) by 50% of the market price of the Ordinary Shares on the date of the first occurrence. In addition, if the Company is subsequently merged or certain other extraordinary business transactions are consummated, each right generally becomes a right to purchase such number of shares of common stock of the acquiring person that is equal to the amount obtained by dividing the right's exercise price by 50% of the market price of such Ordinary Shares on the date of the first occurrence.

     Under certain circumstances, the Company's directors may determine that a tender offer or merger is fair to all shareholders and prevent the rights from being exercised. At any time after any person or group acquires 15% or more of the Ordinary Shares outstanding and prior to the acquisition by such person or group of 50% or more of the outstanding Ordinary Shares or the occurrence of an event described in the prior paragraph, the Board of Directors of the Company may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Ordinary Share, or one one-thousandth of a Junior Preference Share per right (subject to adjustment). The Company has the ability to amend the rights (except the redemption price) in any manner prior to the public announcement that a 15% position has been acquired or a tender offer has been commenced.

     Any Junior Preference Shares issued pursuant to the Shareholders Rights Plan will rank junior as to dividends and liquidation to the Convertible Preference Shares. Junior Preference Shares purchasable upon exercise of the rights will not be redeemable. Each Junior Preference Share will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per Ordinary Share. In the event of liquidation, the holders of the Junior Preference Shares will be entitled to a minimum preferential liquidation payment of $1000 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per Ordinary Share. Each Junior Preference Share will have 1,000 votes, voting together with Ordinary Shares. Finally, in the event of any merger, consolidation or other transaction in which Ordinary Shares are converted or exchanged, each Junior Preference Share will be entitled to receive 1,000 times the amount received per Ordinary Share. These rights are protected by customary antidilution provisions.

     The Company will be entitled to redeem the rights at $0.01 a right at any time prior to the time that a 15% position has been acquired. The rights will expire on May 22, 2005.

Ordinary Shares

     General. Under the Articles of Association, the Company has authority to issue 200,000,000 Ordinary Shares. There were 36, 335, 113 Ordinary Shares outstanding as of September 5, 1996.

     Voting and Other Rights. Under the Articles of Association, the holders of Ordinary Shares are entitled to one vote for each share held on all matters submitted to shareholders' meetings, including the election and removal of directors, and vote together as a single class with any voting preference shares unless the terms of any voting preference shares or the Articles of Association otherwise provide. The Articles of Association provide that the quorum required for a general meeting of the shareholders is a majority of the outstanding Ordinary Shares entitled to vote at such meeting. All matters voted upon at any duly held shareholders' meeting shall be carried by a majority of the votes cast at the meeting by shareholders represented in person or by proxy, except (i) election of directors, who are elected by plurality vote,
(ii) approval of a merger or a similar arrangement, which, pursuant to Cayman Islands law, requires the approval by 75% of the votes cast (but, in any event, under the Articles of Association, at least a majority of the outstanding shares), and (iii) approval of a Special Resolution (as defined below). A change of corporate name, the voluntary dissolution, liquidation or winding-up of the affairs of the Company, a reduction of paid-up share capital, and any amendment to the Company's Articles of Association or Memorandum of Association require approval by a Special Resolution by the shareholders of the Company. A Special Resolution requires the approval of at least two-thirds of the votes cast by the shareholders represented in person or by proxy at a duly convened meeting. The Board of Directors or the President may at any time proceed to convene a general meeting of the Company. The Company must provide at least 10 days' notice of a general meeting.

     Because holders are not entitled to cumulate their votes, shareholders holding a majority of the outstanding Ordinary Shares, voting together as a class with the holders of any voting preference shares which may be issued, are able to elect all members of the board of directors of TEL. The Articles of Association provide that the directors are to be elected in three classes of approximately equal number and for a term of three years, with the result that shareholders will not vote for the election of a majority of directors in any single year. Holders of Ordinary Shares have no preemptive rights.

     The Articles of Association provide that whenever the share capital of TEL is divided into different classes of shares, the rights attached to any class may (unless otherwise provided by the terms of issue of the shares of that class) be varied only with the consent in writing of the holders of such class or pursuant to a Special Resolution adopted at a meeting with such holders voting separately as a class. The Articles of Association further provide that, unless otherwise provided by the rights attached to any shares, such rights will not be deemed to be varied by the allotment of further shares which confer on the holders voting rights more favorable than those conferred by such shares. Such rights will not otherwise be deemed to be varied by the creation or issuance of further shares, including any additional Ordinary Shares or different classes of shares with preferential rights as to dividends or capital.

     There are no limitations on the right of nonresident shareholders to hold or vote their Ordinary Shares imposed by Cayman Islands law or the Articles of Association.

     Dividend Rights. The holders of Ordinary Shares are entitled at any time to receive such dividends as are declared by the Board of Directors. The ability of the Company to pay dividends on capital stock is restricted by covenants in the indentures relating to the 1997 Notes and the 2000 Notes. The Company currently intends to retain earnings for use in its business and the financing of its capital requirements. The payment of any future cash dividends is necessarily dependent upon the earnings and financial needs of the Company, along with applicable legal and contractual restrictions.

     Liquidation of the Company. If, at the time of any liquidation, dissolution or winding-up of the Company the holder of Ordinary Shares has any outstanding debts, liabilities or engagements to or with the Company (whether presently payable or not), either alone or jointly with any other person, whether a shareholder or not (including, without limitation, any liability associated with the unpaid purchase price of such Ordinary Shares), the liquidator appointed to oversee the liquidation of the Company may deduct from the amount payable in respect of such Ordinary Shares the aggregate amount of such debts, liabilities and engagements and apply such amount to any of such holder's debts, liabilities or engagements to or with TEL (whether presently payable or not). The liquidator may distribute, in kind, to the holders of the Ordinary Shares remaining assets of TEL or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other company, trust or entity and receive payment therefor in cash, shares or obligations of such other company, trust or entity or any combination thereof, and may sell all or any part of the consideration so received, and may distribute the consideration received or any balance or proceeds thereof to holders of the Ordinary Shares in accordance with the procedures set forth above. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction shall think fit, but so that no shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

Convertible Debentures

     The Company has a convertible debenture plan under which key management personnel may purchase debentures that are convertible into Ordinary Shares. All debentures issuable under the plan have been issued. The aggregate number of Ordinary Shares issuable upon the conversion of the debentures cannot exceed 1,000,000 shares, subject to adjustment in certain events. Of such shares, 458,000 are issuable upon conversion of outstanding debentures and 4,000 shares are available for issuance upon conversion of debentures issuable in the future.


                            DESCRIPTION OF WARRANTS

     TEC may issue Warrants to purchase TEC Debt Securities and TEL may issue TEL Warrants, including Warrants to purchase Ordinary Shares or Preference Shares and Warrants to purchase TEL Debt Securities. All obligations of TEC under the Warrants to purchase TEC Debt Securities will be fully and unconditionally guaranteed by TEL. Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between TEC and/or TEL and a Warrant Agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of TEC and/or TEL in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the designation, aggregate principal amount and terms of the securities purchasable upon exercise of such Warrants; (v) the designation and terms of the Securities with which such Warrants are issued and the number of such Warrants issued with each such security; (vi) if applicable, the date on and after which such Warrants and the related securities will be separately transferable; (vii) the price at which the securities purchasable upon exercise of such Warrants may be purchased; (viii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of certain Federal income tax considerations; and (xii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.


                              PLAN OF DISTRIBUTION

     TEL and TEC may sell the Securities to or through underwriters or dealers, and also may sell the Securities directly to one or more other purchasers or through agents. The applicable Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Offered Securities and any applicable commissions or discounts.

     Underwriters, dealers or agents may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Securities, underwriters or agents may be deemed to have received compensation from TEC or TEL in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters or agents may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

     The Securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom Securities are sold by TEC or TEL for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

     Any underwriters, dealers or agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "1933 Act"). Underwriters, dealers or agents may be entitled, under agreements entered into with TEC or TEL, to indemnification against or contribution toward certain civil liabilities, including liabilities under the 1933 Act.

     If so indicated in the Prospectus Supplement, TEC or TEL will authorize underwriters or other persons acting as its agents to solicit offers by certain institutions to purchase Securities from it pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Securities will be passed upon for TEC by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York and for TEL by W.S. Walker & Company, Grand Cayman, Cayman Islands. Certain legal matters with respect to the Securities will be passed upon for the underwriters or agents, if any, named in the Prospectus Supplement by Andrews & Kurth L.L.P., Houston, Texas.


                                    EXPERTS

     The consolidated financial statements of Triton Energy Corporation as of and for the year ended December 31, 1995, the seven months ended December 31, 1994 and the years ended May 31, 1994 and 1993, incorporated herein by reference to TEC 's Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Certain information with respect to the gas and oil reserves of Triton Energy Corporation and its subsidiaries derived from the report of DeGolyer and MacNaughton, independent petroleum engineers, has been incorporated by reference herein in reliance upon such firm as experts with respect to the matters contained therein.

_______________________________________________________________________________

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
_______________________________________________________________________________




                 Subject to Completion, dated September 9, 1996
PROSPECTUS
                             Triton Energy Limited
                 Dividend Reinvestment and Stock Purchase Plan

                           _________________________


     Triton Energy Limited ("TEL" or the "Company") hereby offers participation in its Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan is designed to provide holders of TEL's ordinary shares, $.01 par value per share ("Ordinary Shares"), and 5% Convertible Preference Shares, $.01 par value per share ("5% Preference Shares" and, together with any other class of TEL's preference shares that may be outstanding, "Preference Shares") and other interested investors with a convenient and economical method to purchase Ordinary Shares from the Company at a price that initially will be equal to a 3% discount from the market price (as determined in accordance with the Plan) by making optional cash investments and reinvesting all or a portion of any cash dividends in Ordinary Shares. The Plan is also intended to provide the Company with a cost-efficient and flexible mechanism to raise equity capital because shares issuable under the Plan will be newly issued Ordinary Shares. Holders of shares in broker or nominee names may participate in the Plan, in which case, brokers or nominees will make optional cash investments and reinvest dividends on behalf of beneficial owners. Some of the significant features of the Plan are as follows:

     -- Participants may purchase Ordinary Shares by making optional cash investments of $100 to $10,000 in a given month or, for persons who are not then shareholders, by making an initial optional cash investment of $5,000 to $10,000. Optional cash investments in excess of $10,000 may be made only with permission of the Company.

     -- Holders of 5% Preference Shares and holders of Ordinary Shares, if the Company begins to pay dividends on Ordinary Shares, may purchase Ordinary Shares by automatically reinvesting all or a portion of their cash dividends.

     Participation in the Plan is entirely voluntary, and participants may terminate their participation at any time.

     The Company has never declared or paid a cash dividend on its Ordinary Shares and the Company expects to retain any earnings for use in its business. The ability of the Company to pay dividends on its capital stock, other than the 5% Preference Shares, is restricted by covenants in indentures to which it is a party. The Plan, however, is designed to accommodate the reinvestment of dividends in the event that the Company should pay dividends on the Ordinary Shares in the future. Holders of Ordinary Shares are cautioned that the existence of the Plan in no way implies that the Company will modify its current policy of not paying dividends. The payment of dividends at any time is dependent upon the Company's earnings and financial needs, along with applicable legal and contractual restrictions.



     For a discussion of certain risk factors that should be considered by prospective investors, see "Risk Factors," beginning on page 3.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                           _________________________


                 The date of this Prospectus is        , 1996.

                             AVAILABLE INFORMATION

     TEL is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by TEL may be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549 and at the Web site (http://www.sec.gov.) maintained by the Commission; and at regional offices of the Commission at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement on Form S-3, as amended (the "Registration Statement"), of which this Prospectus is a part. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; and while the Company believes the descriptions of the material provisions of such contracts, agreements and other documents contained in this Prospectus are accurate summaries of such material provisions, reference is made to such contract, agreement or other document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act: (i) Annual Report on Form 10-K of Triton Energy Corporation, a Delaware corporation and a wholly owned subsidiary of TEL ("TEC "), for the year ended December 31, 1995, (ii) TEC 's Current Report on Form 8-K dated February 9, 1996, (iii) TEL's Current Reports on Form 8-K dated May 20, 1996, July 2, 1996 and September 9, 1996, (iv) TEL's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, and (v) the description of the Ordinary Shares contained in TEL's Registration Statement on Form 8-A, dated March 25, 1996, as amended by Form 8-A/A, dated August 14, 1996.

     Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Investor Relations, Triton Energy, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206-9926, telephone (214) 691-5200.


          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

          The Company is a Cayman Islands company, certain of its officers and directors may be residents of various jurisdictions outside the United States and its Cayman Islands counsel, W.S. Walker & Company, are residents of the Cayman Islands. All or a substantial portion of the assets of TEL and of such persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce in United States courts judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the Securities Act. Notwithstanding the foregoing, TEL has irrevocably agreed that it may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Robert B. Holland, III, c/o Triton Energy Corporation, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206-9926, TEL's United States agent appointed for that purpose. TEL has been advised by its Cayman Islands counsel, W.S. Walker & Company, that there is doubt as to whether Cayman Islands courts would enforce (a) judgments of United States courts obtained in actions against such persons or TEL that are predicated upon the civil liability provisions of the Securities Act or (b) in original actions brought against TEL or such persons predicated upon the Securities Act. There is no treaty in effect between the United States and the Cayman Islands providing for such enforcement, and there are grounds upon which Cayman Islands courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws would not be allowed in Cayman Islands courts as contrary to that nation's policy.

                                  THE COMPANY

     The Company is an international oil and gas exploration company primarily engaged in exploration and production through subsidiaries and affiliates. The Company's principal properties and operations are located in Colombia and Malaysia-Thailand. The Company also has oil and gas interests in other Latin American, European and Asian countries.

     TEL was formed in the Cayman Islands in 1995 and became the parent holding company of TEC through the merger (the "Merger") of a subsidiary of TEL with and into TEC . The Merger was consummated on March 25, 1996. In connection with the Merger, each share of common stock, par value $1.00 per share, of TEC , was converted into one Ordinary Share. TEL's principal executive offices are located at Caledonian House, Mary Street, P.O. Box 1043, George Town, Grand Cayman, Cayman Islands and its telephone number is (809) 949-0050. The "Company" refers to TEL and its consolidated subsidiaries.


RISK FACTORS

     Certain statements included or incorporated by reference in this Prospectus, such as proven oil and gas reserves, are forward-looking statements (as such term is used in the Private Securities Litigation Reform Act of 1995), and the factors discussed hereunder could cause actual results and developments to be materially different from those expressed in or implied by such statements. Accordingly, in addition to the other information set forth in or incorporated by reference in this Prospectus, potential investors in the Ordinary Shares should consider the following investment considerations.

The Oil and Gas Industry Generally. The Company's strategy is to focus its exploration activities on what the Company believes are relatively high potential prospects. No assurance can be given that these prospects contain significant oil and gas reserves or that the Company will be successful in its exploration activities thereon. The Company follows the full cost method of accounting for exploration and development of oil and gas reserves whereby all productive and nonproductive costs are capitalized. Costs related to acquisition, holding and initial exploration of concessions in countries with no proved reserves are initially capitalized, including internal costs directly identified with acquisition, exploration and development activities. The Company's exploration concessions are periodically assessed for impairment on a country by country basis. If the Company's investment in exploration concessions within a country where no proved reserves are assigned is deemed to be impaired, the concessions are written down to estimated recoverable value. If the Company abandons all exploration efforts in a country where no proved reserves are assigned, all exploration costs associated with the country are expensed. The Company's assessments of whether its investment within a country is impaired and whether exploration activities within a country will be abandoned are made from time to time based on its review and assessment of drilling results, seismic data and other information it deems relevant. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expense are difficult to predict with any certainty.

Financial information concerning the Company's assets, including capitalized costs by geographic area, is set forth in Note 21 of Notes to Consolidated Financial Statements in TEC 's Annual Report on Form 10-K for the year ended December 31, 1995.

     The markets for oil and natural gas historically have been volatile and are likely to continue to be volatile in the future. Oil and natural gas prices have been subject to significant fluctuations during the past several decades in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign government regulations, political conditions in the Middle East and other production areas, the foreign supply of oil and natural gas, the price and availability of alternative fuels, and overall economic conditions. It is impossible to predict future oil and gas price movements with any certainty.

     The Company's oil and gas business is also subject to all of the operating risks normally associated with the exploration for and production of oil and gas, including, without limitation, blowouts, cratering, pollution, earthquakes, labor disruptions and fires, each of which could result in substantial losses to the Company due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties. In accordance with customary industry practices, the Company maintains insurance coverage limiting financial loss resulting from certain of these operating hazards. Losses and liabilities arising from uninsured or underinsured events would reduce revenues and increase costs to the Company. There can be no assurance that any insurance will be adequate to cover losses or liabilities. The Company cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

     The Company's oil and gas business is also subject to laws, rules and regulations in the countries in which the Company operates, which generally pertain to production control, taxation, environmental and pricing concerns and other matters relating to the petroleum industry. Many jurisdictions have at various times imposed limitations on the production of oil and natural gas by restricting the rate of flow for oil and natural gas wells below their actual capacity. There can be no assurance that present or future regulation will not adversely affect the operations of the Company.

     Moreover, because the Company may not be the operator or own a majority interest in a number of contract areas, it will not be able to control the timing or manner in which capital expenditures will occur in these areas to the same degree as if it was the operator or owner of a majority interest. Any inability of the Company to meet its obligations in these and other contract areas could have a material adverse effect on its interests in these contract areas.

Financial Position. The Company reported income from continuing operations of $24 million for the six months ended June 30, 1996 and $6.5 million for the year ended December 31, 1995, but losses from continuing operations in the seven month transition period ended December 31, 1994 and in each of the last four fiscal years in the period ended May 31, 1994. To date, working capital

(amounting to $30.3 million as of June 30, 1996), external sources of funding, asset sales and net cash flow from operations have been sufficient to service the Company's existing debt obligations and capital spending programs. The Company expects to pursue external financing alternatives and may from time to time consider dispositions of certain assets or operations in order to meet expenditure requirements on existing or contemplated projects and to service its debt obligations, the timing and nature of which may be affected by, among other things, the timing and extent of production and capital expenditures in Colombia, Malaysia-Thailand and elsewhere. There can be no assurance as to the ability of the Company to effect sales of its assets or to access public or private markets for such financings, the timing of such sales or financings or the proceeds, if any, that the Company could realize therefrom. Moreover, the Company's ability to pursue additional debt financing is limited by covenants in the Company's credit facility as well as covenants in the indenture pursuant to which $240 million principal amount of TEC 's 12 1/2% Senior Subordinated Discount Notes due 1997 (the "1997 Notes") were issued in 1992 and in the indenture pursuant to which $170 million principal amount of TEC 's 9 3/4%
 Senior Subordinated Discount Notes due 2000 (the "2000 Notes") were issued in 1993.

     For information regarding the Company's financial position and results of operations, including the amounts of previous losses, the Company's net working capital from time to time, and the Company's ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends, see "Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preference Dividends" herein and TEC 's Consolidated Statements of Operations, Consolidated Balance Sheets and Consolidated Statements of Cash Flows in TEC 's Annual Report on Form 10-K and other documents incorporated herein by reference, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in TEC 's Annual Report on Form 10-K for the year ended December 31, 1995 and in TEL's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

Environmental Matters. The Company is subject to extensive environmental laws and regulations. These laws regulate the discharge of oil, gas or other materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of such materials at various sites. The Company does not believe that its environmental risks are materially different from those of comparable companies in the oil and gas industry. Nevertheless, no assurance can be given that environmental laws and regulations will not, in the future, adversely affect the Company's consolidated results of operations, cash flows or financial position. Pollution and similar environmental risks generally are not fully insurable.


Risks of International Operations. The Company derives substantially all of its consolidated revenues from international operations. Risks inherent in international operations include loss of revenue, property and equipment from such hazards as expropriation, nationalization, war, insurrection and other political risks; trade protection measures; risks of increases in taxes and governmental royalties; and renegotiation of contracts with governmental entities; as well as changes in laws and policies governing operations of other companies. Other risks inherent in international operations are the possibility of realizing economic currency exchange losses when transactions are completed in currencies other than United States dollars and the Company's ability to freely repatriate its earnings under existing exchange control laws.

Certain Factors Relating to Colombia. The Company is a participant in significant oil and gas discoveries located in the Llanos Basin in the foothills of the Andes Mountains, approximately 160 kilometers (100 miles) northeast of Bogota, Colombia. The Company owns interests in three contiguous areas known as the Santiago de las Atalayas ("SDLA"), Tauramena and Rio Chitamena contract areas. Well results to date indicate that significant oil and gas deposits lie across the SDLA, Tauramena and Rio Chitamena contract areas (the "Cusiana Field"), and within the SDLA contract area (the "Cupiagua Field").

     Largely due to complex geology, drilling of wells in the Cusiana and Cupiagua fields has been comparatively difficult, lengthy in duration and expensive. The Company believes that considerable progress has been achieved in reducing the time and expenditures required to drill and complete wells in the Cusiana and Cupiagua fields based on experience gained from initial wells drilled. Although there can be no assurance, the Company believes that the experience gained in the area to date will allow the operator to continue to reduce the time and expenditures required to drill and complete wells in the area. However, because the Company is not the operator of these contract areas, the Company does not control the timing or manner of these operations.

     Full development of reserves in the Cusiana and Cupiagua fields will more than a year and require additional drilling and extensive production facilities, which in turn will require significant additional capital expenditures, the ultimate amount of which cannot be predicted. Pipelines connect the major producing fields in Colombia to export facilities and to refineries. These pipelines are in the process of being upgraded and expanded to accommodate production from the Cusiana and Cupiagua fields.

     Guerilla activity in Colombia has from time to time disrupted the operation of oil and gas projects and increased costs. Although the Colombian government, the Company and its partners have taken steps to improve security and improve relations with the local population, there can be no assurance that attempts to reduce or prevent guerrilla activity will be successful or that such activity will not disrupt operations in the future.

     Numerous Colombian government officials, including the President of Colombia, are the subjects of investigations and allegations that claim they have accepted illegal campaign contributions. These circumstances have led to speculation as to whether these officials will remain in office. The President of Colombia has stated that any such illicit contributions were made without his knowledge. In response to the allegations, the leadership of the opposition Conservative Party withdrew its support of the Government and certain cabinet ministers and ambassadors and a high ranking military officer resigned. Any changes in the holders of significant government offices could have adverse consequences on the Company's relationship with the Colombian national oil company and the Colombian government's ability to control guerilla activities, and could exacerbate the factors relating to foreign operations discussed above. Colombia is also among 31 nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. In March 1996, the President of the United States announced that Colombia would neither be certified nor granted a national interest waiver. The consequences of the failure to receive certification generally include the following: all bilateral aid, except anti-narcotics and humanitarian aid, has been or will be suspended; the Export-Import Bank of the United States ("EXIM") and the Overseas Private Investment Corporation will not approve financing for new projects in Colombia, although currently approved EXIM financings are not expected to be affected; U.S. representatives at multilateral lending institutions will be required to vote against all loan requests from Colombia, although such votes will not constitute vetoes; and the President of the United States and Congress retain the right to apply future trade sanctions. Each of these consequences of the failure to receive such certification could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with the Company's operations in Colombia.

Certain Factors Relating to Malaysia-Thailand. The Company is a partner in a significant gas exploration project located in the upper Malay Basin in the Gulf of Thailand approximately 450 kilometers northeast of Kuala Lumpur and 750 kilometers south of Bangkok. The Company is a contractor under a production sharing contract covering Block A-18 of the Malaysia-Thailand Joint Development Area. Test results for the initial exploratory wells indicate that significant gas deposits lie under the block.

     Development of gas production is in the early planning stages but is expected to take several years and require the drilling of additional wells and the installation of production facilities, which will require significant additional capital expenditures, the ultimate amount of which cannot be predicted. Pipelines will also be required to be connected between Block A-18 and ultimate markets. The terms on which any gas produced from the Company's contract area in Malaysia-Thailand may be sold may be adversely affected by the present monopoly gas purchase and transportation conditions in both Thailand and Malaysia, including the Thai national oil company's monopoly in transportation within Thailand and its territorial waters.


                                USE OF PROCEEDS

     Unless otherwise provided in the applicable Prospectus Supplement, the net proceeds from the sale of the particular Securities offered by this Prospectus and each Prospectus Supplement (the "Offered Securities") will be used principally to continue funding the Company's obligations relating to the development of its operations in Colombia and Malaysia-Thailand.

                                    THE PLAN

     The following questions and answers explain and constitute the Triton Energy Limited Dividend Reinvestment and Stock Purchase Plan.


PURPOSE

    1.  What is the purpose of the Plan?

          The purpose of the Plan is to provide holders of TEL's Ordinary Shares and Preference Shares and other interested investors with a convenient and economical method to purchase Ordinary Shares and to reinvest all or a portion of their cash dividends in Ordinary Shares, although the Company does not expect to pay dividends on its Ordinary Shares. In addition, the Plan will provide the Company with a cost-efficient and flexible mechanism to raise equity capital for the purposes outlined in the section of this Prospectus entitled "Use of Proceeds" through sales of Ordinary Shares under the Plan. Whether significant additional capital is raised may be affected, in part, by the Company's decision to waive the limitations applicable to optional cash investments. See Question 13 regarding the Company's criteria for granting a Request for Waiver.

     HOLDERS OF ORDINARY SHARES ARE CAUTIONED THAT THE EXISTENCE OF THE PLAN IN NO WAY IMPLIES THAT THE COMPANY WILL MODIFY ITS CURRENT POLICY OF NOT PAYING DIVIDENDS.


PARTICIPATION OPTIONS

    2.  What options are available under the Plan?

          Registered holders or beneficial owners of Ordinary Shares or Preference Shares (including the holders of 5% Preference Shares) of TEL (each a "Participant") and other interested investors may elect to participate in the Plan. Participants may make optional cash investments to purchase Ordinary Shares, subject to a minimum investment of $100 and a maximum investment of $10,000 per month. Interested investors that are not shareholders of the Company may make an initial optional cash investment in Ordinary Shares of not less than $5,000 and not more than $10,000. In certain instances, however, TEL may permit greater optional cash investments. See Question 12 regarding optional cash investments and Question 13 regarding a Request for Waiver. Participants may also have cash dividends, if any, on all or a portion of their shares which are registered and are held by the Plan automatically reinvested in Ordinary Shares.

    3.  What are the benefits and restrictions of the Plan?

          Benefits

        -- Eligible shareholders may purchase Ordinary Shares pursuant to optional cash investments of not less than $100 and not more than $10,000 (except with the consent of the Company) in any month. Optional cash investments may be made occasionally or at regular intervals, as each Participant desires. The Plan provides Participants the opportunity to automatically reinvest cash dividends, if any, on all or a portion of their Ordinary Shares or Preference Shares in Ordinary Shares. Participants may make optional cash investments even if dividends on their shares, if any, are not being reinvested under the Plan.

        -- Persons not presently shareholders of the Company may become Participants by making an initial cash investment of not less than $5,000 and not more than $10,000 (except with the consent of the Company) to purchase Ordinary Shares under the Plan.

        -- Ordinary Shares purchased directly from the Company under the Plan will be issued initially at a 3% discount to the market price without payment of brokerage commissions; such discount may be decreased at the sole discretion of the Company at any time.

        -- Participants will avoid the need for safekeeping of certificates for Ordinary Shares credited to their Plan accounts and may submit for safekeeping certificates held by them and registered in their name. See Questions 15 and 16.

        -- Participants that are registered holders may direct the Administrator to sell or transfer all or a portion of their shares held in the Plan. See Question 17.

        -- Periodic statements reflecting all current activity in Plan accounts, including purchases, sales and latest balances, will simplify recordkeeping for registered holders. See Question 18.

          Restrictions

        -- Participants may not be able to depend on the availability of a market discount regarding shares acquired under the Plan and optional investments may be subject to the trading price for the Ordinary Shares satisfying a minimum price condition. Initially, a 3% discount will be established for the purchase of shares directly from the Company, and the establishment of such discount will not insure the availability of a discount or the same discount in future months. Each month, the Company may lower or eliminate the discount or set any minimum price condition without prior notice to Participants. In addition, although the Company intends to issue shares directly in connection with the Plan, the Company may also, without prior notice to Participants, change its determination as to whether Ordinary Shares will be purchased by the Administrator directly from the Company or in the open market or in privately negotiated transactions from third parties (although the Company may not effect such a change more than once in any three month period). See Question 13.

        -- Participants will not know the actual number of shares purchased under the Plan until after the Investment Date. See Question 11 regarding the timing of the purchase of shares.

        -- The purchase price per share will be an average price and, therefore, may exceed the price at which shares are trading on the Investment Date when the shares are issued. See Questions 11 and 12 regarding the purchase price of the shares and Question 13 regarding the establishment of a minimum price condition.

        -- Execution of sales of shares held in the Plan may be subject to delay. See Questions 12 and 17.

        -- No interest will be paid on funds held by the Company pending reinvestment or investment. See Questions 12 and 14.

        -- Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan. See Question 26.

    4.  Who will administer the Plan?

          The Plan will be administered by ______________ (the "Administrator"), or such successor administrator as TEL may designate (the "Administrator"). The Administrator acts as agent for Participants, keeps records of the accounts of Participants, sends regular account statements to Participants, and performs other duties relating to the Plan. Shares purchased for each Participant under the Plan will be held by the Administrator and will be registered in the name of such Participant, unless and until a Participant requests that a stock certificate for all or part of such shares be issued, as more fully described in Question 15. Correspondence with the Administrator should be sent to:

          ________________________________

          ________________________________

          ________________________________

          ________________________________


          or call:  _________________________


PARTICIPATION

    5.  Who is eligible to participate?

          A "registered holder" (which means a shareholder whose Ordinary Shares or Preference Shares are registered in the stock transfer books of TEL in his or her name) or a "beneficial owner" (which means a shareholder whose Ordinary Shares or Preference Shares, as the case may be, are registered in a name other than his or her name, for example, in the name of a broker, bank, or other nominee), may participate in the Plan. A registered holder may participate in the Plan directly; a beneficial owner must either become a registered holder by having such shares transferred into his or her name or by making arrangements with his or her broker, bank or other nominee to participate in the Plan on the Participant's behalf. In addition, an interested investor that is not a shareholder may participate in the Plan by making an initial optional cash investment in Ordinary Shares of not less than $5,000 or more than $10,000 unless granted a Request for Waiver (in which case such initial investment may exceed $10,000). See Question 6 regarding enrollment.

          The right to participate in the Plan is not transferable to another person apart from a transfer of the underlying shares. TEL reserves the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities that cause aberrations in the trading volume of the Ordinary Shares.

          Participants residing in jurisdictions in which their participation in the Plan would be unlawful will not be eligible to participate in the Plan.


ENROLLMENT

    6. How does an eligible holder of Ordinary Shares, Preference Shares or any other interested investor enroll in the Plan and become a Participant?

          Each eligible registered holder may enroll in the Plan and become a Participant by completing and signing an Authorization Card (enclosed herein) and returning it to the Administrator at the address set forth in Question 4. An Authorization Card may also be obtained at any time upon request from the Administrator at the same address. If shares are registered in more than one name (e.g., joint tenants, trustees), all registered holders of such shares must sign the Authorization Card exactly as their names appear on the account registration.

          Eligible beneficial owners must instruct their brokers, banks or other nominees in whose name their shares are held to participate in the Plan on their behalf. If a broker, bank or other nominee holds shares of beneficial owners through a securities depository, such broker, bank or other nominee may also be required to provide a Broker and Nominee Form (a "B/N Form") to the Administrator in order to participate in the optional cash investment portion of the Plan. See Question 12.

          An interested investor who is not presently a shareholder of the Company, but desires to become a Participant by making an initial investment in Ordinary Shares, may join the Plan by signing an Authorization Card and forwarding it, together with such initial investment, to the Administrator at the address set forth in Question
        4. See Question 12 regarding initial optional cash investments.

    7.  What does the Authorization Card provide?

          During those times when the Company is not paying a dividend, the Authorization Card will relate solely to optional cash investments to be made for purchase of additional shares and will be called "Authorization Card for Optional Cash Investments". Such Authorization Card will appoint the Administrator as agent for the Participant and direct the Administrator to apply the optional cash investment transmitted therewith as well as optional cash investments subsequently submitted to the purchase on such Participant's behalf of full and fractional Ordinary Shares in accordance with the Plan.

          During those times when the Company is paying a dividend, the Authorization Card, which will be called "Authorization Card for Reinvestment of Dividends and for Optional Cash Investments", will appoint the Administrator as agent for the Participant and direct the Company to pay to the Administrator the Participant's cash dividends on all or a specified number of the Preference Shares and Ordinary Shares owned by the Participant on the applicable record date and designated by the Participant to be included in the Plan; and to reinvest, at the Participant's discretion, cash dividends on whole and fractional Ordinary Shares that have been credited to the Participant's account pursuant to dividend reinvestment or optional cash investment that have been designated to be included in the Plan ("Plan Shares"). The Authorization Card will also direct the Administrator to purchase Ordinary Shares with any optional cash investments that the Participant may elect to make. Cash dividends will continue to be reinvested with respect to the number of Preference Shares and Ordinary Shares designated on the Authorization Card and all Plan Shares until the Participant specified otherwise in writing or terminates participation in the Plan and until the Plan is terminated.

          The Authorization Card for the Reinvestment of Dividends and for Optional Cash Investments provides for the purchase of Ordinary Shares through the following investment options:

        (1)  "Full Dividend Reinvestment"

             This option directs the Administrator to invest in accordance with the Plan all cash dividends on all whole or fractional Preference Shares and Ordinary Shares then or subsequently registered in the Participant's name. This option also permits the Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of Ordinary Shares in accordance with the Plan.

        (2)  "Partial Dividend Reinvestment"

             This option directs the Administrator to invest in accordance with the Plan all cash dividends on the specified number of whole or fractional Preference Shares and Ordinary Shares then registered in the Participant's name and so designated in the appropriate space on the Authorization Card. If this option is selected, the Participant will continue to receive cash dividends in the usual manner on all Preference Shares and Ordinary Shares that have not been designated for participation in the Plan. This option also permits the Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of Ordinary Shares in accordance with the Plan.

        (3)  "Optional Cash Investments Only"

             This option permits a Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of Ordinary Shares in accordance with the Plan. If this option is selected, unless the Participant designates that such additional shares for participation in the Plan, the Participant will continue to receive cash dividends on all Preference Shares and Ordinary Shares registered in his or her name in the usual manner, and the Administrator will apply only optional cash investments received from the Participant towards the purchase of Ordinary Shares.

          Any one of the above three options may be selected. In each case, cash dividends will be reinvested on all shares designated for participation in the Plan until the Participant specifies otherwise or withdraws from the Plan altogether, or until the Plan is terminated.

          Any Participant who returns a properly executed Authorization Card to the Administrator without electing an investment option will be enrolled as having selected Full Dividend Reinvestment.

          The Authorization Card is designed to be used by a shareholder whose shares are registered in his or her name for the investment of optional cash payments or for the reinvestment of cash dividends, if any, or both. In addition, the Authorization Card is designed to be used by a broker, bank or other nominee as owner of record on behalf of a beneficial owner for the investment of optional cash payments or for the reinvestment of dividends, if any, or both.

    8.  When will participation in the Plan begin?

          A Participant who has properly completed and submitted an Authorization Card may submit an optional cash investment to purchase shares under the Plan with such Authorization Card at any time. Thereafter, optional cash investments may be made at any time, but not more frequently than once each month, through the use of the appropriate forms sent to Participants with each periodic statement. Payments received by the Administrator prior to the first day of a Pricing Period (as defined in Question 11) will be used to purchase shares on the Investment Date (as defined below) immediately following such Pricing Period.

          If a properly completed Authorization Card requesting reinvestment of dividends is received by the Administrator on or before the record date established by the Company's Board of Directors for a particular Preference Share or Ordinary Share cash dividend, that dividend will be used to purchase Ordinary Shares for the Participant on the applicable dividend payment date established by the Company's Board of Directors. If an Authorization Card is received from a Participant after the record date established for a particular dividend, the reinvestment of dividends will begin on the dividend payment date following the next dividend record date. For a discussion of the price to Participants of the Ordinary Shares purchased under the Plan and the limitations on optional cash investments, see Questions 11 and 13, respectively.

          The dates on which optional cash investments are to be invested and any Preference Share or Ordinary Share dividend payment dates are herein collectively referred to as the "Investment Dates". For optional cash investments, the Investment Date will be the first Trading Day (as defined below) subsequent to the Pricing Period. A "Trading Day" means a day on which trades in Ordinary Shares are reported on the New York Stock Exchange (the "NYSE").

          The record date for optional cash purchases is the business day immediately preceding the first day of the Pricing Period to which the Investment Date relates.

          No interest will be paid on optional cash investments or cash dividends pending investment in Ordinary Shares.

          Eligible shareholders and other interested investors may enroll in the Plan at any time. Once enrolled, a Participant will remain enrolled until the Participant discontinues participation or until the Company terminates the Plan. See Question 19 regarding withdrawal from the Plan and Question 26 regarding termination of the Plan.


PURCHASES

    9.  When will shares be acquired under the Plan?

          If shares are being acquired for the Plan directly from the Company, dividends and optional cash investments will be reinvested or invested, as the case may be, on the Investment Date.

          If shares are being acquired for the Plan through open market or privately negotiated transactions, all dividends and all optional cash investments will be applied to the purchase of Ordinary Shares pursuant to the Plan as soon as practicable on or after the applicable Investment Date.

   10.  What is the source of shares to be purchased under the Plan?

          The Company anticipates that optional cash investments and dividends reinvested through the Plan will be used to purchase shares directly from TEL, either from treasury or authorized but unissued Ordinary Shares. The Company may, however, determine instead to purchase shares on the open market or in privately negotiated transactions from third parties, or both purchase shares from third parties and issue shares directly.

   11. What will be the price to the Participant of Ordinary Shares purchased under the Plan?

          The price to Participants of Ordinary Shares purchased directly from the Company with optional cash payments or with cash dividends will initially be 97% of the average of the Daily Prices (defined below) of the Ordinary Shares for the twelve Trading Days ending immediately preceding the applicable Investment Date, excluding from the average, in the case of purchases with optional cash investments in excess of $10,000 in a given month, any Daily Price which does not equal or exceed any applicable Threshold Price (defined below). The period encompassing the first twelve Trading Days of each month constitutes the relevant "Pricing Period" for that particular month. The Daily Price for a Trading Day shall be the average of the high and low trading prices of the Ordinary Shares on that day on the NYSE, rounded to three decimal places.

          The Company may, in its sole discretion, establish for any given Pricing Period a minimum price for the investment of optional cash payments in excess of $10,000 pursuant to a Request for Waiver (the "Threshold Price"). Any such Threshold Price will be a stated dollar amount established by the Company at least three Trading Days prior to the commencement of each Pricing Period. In addition, the Company may, at any time in its sole discretion, decrease the discount applicable to purchasers of Ordinary Shares from the Company. See Question 13.

          If the Company exercises its option to purchase Ordinary Shares from third parties, all shares so purchased by the Administrator will be acquired as soon as practicable on or after the applicable Investment Date at a price to the Participant of the weighted average purchase price for such shares, including brokerage fees and commissions, computed up to three decimal places, if necessary, paid by the Administrator for the Ordinary Shares.

   12.  How are optional cash investments made?

          All registered holders, including brokers, banks and nominees with respect to shares registered in their name on behalf of beneficial owners that have submitted signed Authorization Cards, are eligible to make optional cash investments at any time.

          A broker, bank or nominee, as holder on behalf of a beneficial owner, may utilize an Authorization Card for optional cash investments unless it holds the shares in the name of a securities depository. In that event, the optional cash investment must be accompanied by a broker and Nominee Form ("B/N Form").

          The B/N Form provides the sole means whereby a broker, bank or other nominee holding shares on behalf of beneficial owners in the name of a securities depository may make optional cash investments on behalf of such beneficial owners. In such case, the broker, bank or other nominee must use a B/N Form for transmitting optional cash investments on behalf of the beneficial owners. A B/N Form must be delivered to the Administrator at the address specified in Question 4 each time that such broker, bank or other nominee transmits optional cash investments on behalf of the beneficial owners. B/N Forms will be furnished by the Administrator upon request.

          Other interested investors that are not shareholders of the Company, but have submitted Authorization Cards and funds representing their desired initial investment, are also eligible to make such an initial investment in Ordinary Shares through an optional cash investment.

          The Administrator will apply all optional cash investments for which good funds are received on or before the first business day before the Pricing Period to the purchase of Ordinary Shares on the next following Investment Date, or if shares are acquired on the open market or in privately negotiated transactions, as soon as practicable on or after such Investment Date.

          No interest will be earned on optional cash investments held pending investment. The Company suggests therefore that any optional cash investment a Participant wishes to make be sent so as to reach the Administrator as close as possible to the first business day preceding the Pricing Period for the next following Investment Date. Any questions regarding these dates should be directed to the Administrator at the address or telephone number set forth in Question 4.

          All optional cash investments received by the Administrator after the close of business on the last business day immediately preceding the first day of the Pricing Period and before the next succeeding Investment Date will promptly be returned to the Participant without interest.

          Participants should be aware that since investments under the Plan are made as of specified dates, one may lose any advantage that otherwise might be available from being able to select the timing of an investment. Neither the Company nor the Administrator can assure a profit or protect against a loss on Ordinary Shares purchased under the Plan.

          All optional cash investments made by check should be made payable to ________ and mailed to the Administrator at the address listed in Question 4. Other forms of payment, such as wire transfers, may be made, but only if approved in advance by the Administrator. Inquires regarding other forms of payments and all other written inquires should be directed to the Administrator at the address listed in Question 4.

   13.  What limitations apply to optional cash investments?

          Minimum/Maximum Limits. For any Investment Date, optional cash investments made by shareholders of the Company are subject to a minimum of $100 and a maximum of $10,000, and optional cash investments made by interested investors who are not then shareholders of the Company are subject to a minimum initial investment of $5,000 and a maximum of $10,000. See Question 9 regarding the determination of Investment Dates for optional cash investments. Optional cash investments of less than the allowable monthly minimum amount and that portion of any optional cash investment that exceeds the allowable monthly maximum amount will be returned, except as noted below, promptly to Participants, without interest.

          Request for Waiver. Optional cash investments in excess of $10,000 per month may be made only pursuant to a request for waiver (a "Request for Waiver") accepted by the Company. Participants who wish to submit an optional cash investment in excess of $10,000 for any Investment Date must obtain the prior written approval of the Company and a copy of such written approval must accompany any such optional cash investment. A Request for Waiver should be directed to the Company at
        (  )    -    . The Company has sole discretion to grant any approval
        for optional cash investments in excess of the allowable maximum amount. In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to, the Company's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Ordinary Shares as compared to other sources of funds, the purchase price likely to apply to any sale of Ordinary Shares, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of Ordinary Shares held of record by such Participant and the aggregate amount of optional cash investments in excess of $10,000 for which Request for Waiver have been submitted by all Participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines to be appropriate. Upon granting any Request for Waiver the Company may, at its sole discretion, reduce the Discount (as defined below) with respect to that portion of the optional cash investment that exceeds $10,000,

          TEL reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible registered holders or beneficial owners of Ordinary Shares for any reason whatsoever including elimination of practices that are not consistent with the purposes of the Plan.

          Threshold Price. TEL may establish for any Pricing Period a Threshold Price applicable to optional cash investments made pursuant to Requests for Waiver. The Threshold Price will not apply to the entire optional cash investment made pursuant to a Request for Waiver, but only to that portion of the optional cash investment that exceeds $10,000 (the "Excess Amount"). At least three Trading Days prior to the first day of the applicable Pricing Period, TEL will determine whether to establish a Threshold Price, and if a Threshold Price is established, its amount, and will so notify the Administrator. This determination will be made by TEL in its discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

          If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the high and low sale prices of the TEL on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from the Pricing Period and all trading prices for that day will be excluded from the determination of the purchase price. A day will also be excluded if no trades of Ordinary Shares are made on the NYSE for that day. Thus, for example, if the Threshold Price is not satisfied for three of the twelve Trading Days in a Pricing Period, then the purchase price will be based upon the remaining nine Trading Days in which the Threshold Price was satisfied.

          In addition, a portion of the Excess Amount will be returned for each Trading Day of a Pricing Period in which the Threshold Price is not satisfied or for each day in which no trades of Ordinary Shares are reported on the NYSE. The returned amount will equal one-twelfth of the Excess Amount for each Trading Day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied or no such sales are reported for three of the twelve Trading Days in a Pricing Period, 3/12 (i.e., 25%) of the Excess Amount of such optional cash investment will be returned to the Participant without interest.

          The establishment of the Threshold Price and the possible return of a portion of the investment applies only to the Excess Amount. Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. For any particular month, TEL may waive its right to set a Threshold Price. Neither TEL nor the Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Pricing Period. Participants may, however, ascertain whether a Threshold Price has been set or waived for any given Pricing Period by telephoning TEL at
        (   )   -    .

          Discount. The discount (the "Discount") applicable to shares purchased directly from TEL under the Plan initially will be 3%. However, such discount may be changed, in the sole discretion of the Company, in accordance with the following procedures. Each month, at least three Trading Days prior to the first day of the applicable Pricing Period, TEL may decrease the Discount from the market price applicable to all purchases of Ordinary Shares made directly from TEL pursuant to the Plan from 3% to 0% or any percentage in between. Once established, such Discount will apply uniformly to all purchases of Ordinary Shares directly from the Company made pursuant to the Plan for that month, except that the Discount may be decreased with respect to the portion of shares purchased over $10,000 in connection with an optional cash investment made pursuant to a Request for Waiver. Any change in the Discount will be made in TEL's sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. Participants may obtain the Discount applicable to the next Pricing Period by telephoning TEL
        at (   )   -    . Setting a Discount for a particular month shall not
        affect the setting of a Discount for any subsequent month.

   14.  What if a Participant has more than one account?

          For the purpose of the limitations discussed in Question 13, TEL may aggregate all dividend reinvestments and optional cash investments for Participants with more than one account using the same social security or taxpayer identification number. For Participants unable to supply a social security or taxpayer identification number, their participation may be limited by TEL to only one Plan account.

          Also for the purpose of such limitations, all Plan accounts that TEL believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless TEL has determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, TEL will have the right to aggregate all such accounts and to return, without interest, within thirty days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.


CERTIFICATES

   15.  Will certificates be issued for share purchases?

          All shares purchased pursuant to the Plan will be held in "book entry" form through accounts maintained by the Administrator. This service protects against the loss, theft, or destruction of certificates evidencing shares. Upon written request of a Participant or upon withdrawal of a Participant from the Plan or upon termination of the Plan, the Administrator will have certificates issued and delivered for all full shares credited to that Participant's account. Certificates will be issued only in the same names as those enrolled in the Plan. In no event will certificates for fractional shares be issued. See Questions 16 and 17.

   16. May a Participant add Ordinary Shares to his or her account by transferring share certificates that the Participant possesses?

          Any Participant may send to the Plan for safekeeping all Ordinary Share certificates which such Participant holds. The safekeeping of shares offers the advantage of protection against loss, theft or destruction of certificates as well as convenience, if and when shares are sold through the Plan. All shares represented by such certificates will be kept for safekeeping in "book entry" form and combined with any full and fractional shares then held by the Plan for the Participant.

          To deposit certificates for safekeeping under the Plan, a Participant must submit a letter of transmittal, which will be provided by the Administrator upon request. Stock certificates and the letter of transmittal as well as all written inquiries about the safekeeping service should be directed to the Administrator at the address listed in Question 4.

          Shares deposited for safekeeping may be withdrawn by the Participant by submitting a written request to the Administrator.

SALE OF SHARES

   17.  Can Participants sell shares held under the Plan?

          Participants may request that all or a portion of the shares held in their accounts by the Plan (including shares held for safekeeping) be sold. Following receipt of written instructions from a Participant, the Administrator will sell, through an independent broker or institution, those shares and will remit a check for the proceeds of such sale, less applicable brokerage commissions, service charges and any taxes. Prior written instructions from the Participant must be received at least 24 hours preceding the sale. Shares will be sold at least once per week by the Plan at then current market prices in transactions carried out through one or more brokerage firms. This procedure for selling shares may be particularly attractive to holders of small amounts of Ordinary Shares because the Plan can combine odd lots and small numbers of shares into larger blocks to be sold, and thereby take advantage of lower brokerage costs that otherwise might not be available to individual Participants in the sale of their shares.


REPORTS

   18.  What reports will be sent to Participants in the Plan?

          Unless a Participant participates in the Plan through a broker, bank or nominee, each Participant will receive from the Administrator a detailed statement of the Participant's account following each dividend payment and account transaction. These detailed statements will show total cash dividends received, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares held in the Plan. These statements should be retained by the Participant to determine the tax cost basis for shares purchased pursuant to the Plan. Any Participant that participates in the Plan through a broker, bank or nominee, should contact such party for such a statement.


WITHDRAWAL

   19.  How may Participants withdraw from the Plan?

          Except as set forth below, a Participant may terminate enrollment in the Plan by giving written notice to the Administrator no later than two days prior to the first day of the next Pricing Period, and thereafter all cash dividends on shares owned by such Participant will be sent to the Participant. See Question 17. In the event that a purchase of Ordinary Shares on behalf of a Participant pursuant to the Plan is pending, such Participant may not terminate enrollment until the close of the Pricing Period. Any fractional shares held in the Plan at the time of termination will be converted to cash on the basis of the then current market price of the Ordinary Shares.

TAXES

   20. What are the federal income tax consequences of participating in the Plan?


          For federal income tax purposes, Participants will be treated as having received a distribution from the Company upon the purchase of shares pursuant to the Plan with an optional cash investment in an amount equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the optional cash investment. Any such deemed distribution will be treated as a taxable dividend to the extent attributable to current or accumulated earnings and profits of the Company. The purchased shares will have a tax basis equal to the amount of the optional cash investment plus the amount of the deemed distribution, if any, which is treated as a dividend. The fair market value of shares acquired on an Investment Date is likely to differ from the optional cash investment.

          Additionally, Participants will be treated as having received a distribution from the Company equal to the fair market value on the Investment Date of the shares acquired with reinvested dividends pursuant to the Plan. Such distribution will be treated as a dividend to the extent attributable to current or accumulated earnings and profits of the Company. Any excess will first be treated as a tax-free return of capital, causing a reduction in the basis of existing shares, and the balance will be treated as capital gain recognized on a sale or exchange. A Participant's tax basis in the dividend shares will equal the fair market value of such shares on the Investment Date.

          When a Participant receives certificates for whole shares credited to the Participant's account under the Plan, the Participant will not realize any taxable income. However, a Participant that receives a cash adjustment for a fraction of a share may realize a gain or loss with respect to such fraction. A gain or loss may also be realized by the Participant whenever whole shares are sold, either pursuant to the Participant's request, upon withdrawal from the Plan or after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount that the Participant realizes for the shares or fraction of a share and the tax basis of the Participant in the shares.

          A Participant's holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date.

          In the case of corporate shareholders, dividends may be eligible for the dividends-received tax deduction.

          The foregoing is only a summary of the federal income tax consequences of participation in the Plan and does not constitute tax advice. This summary does not reflect every possible outcome that could result from participation in the Plan and, therefore, Participants are advised to consult their own tax advisors with respect to the tax consequences applicable to their particular situation.

OTHER PROVISIONS

   21. What happens if a Participant sells or transfers shares or acquires additional shares?

          If a Participant has elected to have dividends automatically reinvested in the Plan and subsequently sells or transfers all or any part of the shares registered in the Participant's name, automatic reinvestment will continue as long as shares are registered in the name of the Participant or held for the Participant by the Administrator or until termination of enrollment. Similarly, if a Participant has elected the "Full Dividend Reinvestment" option under the Plan and subsequently acquires additional shares registered in the Participant's name, dividends paid on such shares will automatically be reinvested until termination of enrollment. If, however, a Participant has elected the "Partial Dividend Reinvestment" option and subsequently acquires additional shares that are registered in the Participant's name, dividends paid on such shares will not be automatically reinvested under the Plan. See Question 7. Participants may, however, change their dividend reinvestment elections by submitting new Authorization Cards.

   22.  How will a Participant's shares be voted?

          For any meeting of shareholders, each Participant will receive proxy materials in order to vote all shares held by the Plan for the Participant's account. All shares will be voted as designated by the Participant or may be voted in person at the meeting of shareholders.

   23.  Who pays the expenses of the Plan?

          In the case of optional cash investments, Participants will have to pay their pro rata share of any brokerage fees or commissions on Ordinary Shares purchased for their account in open market or in privately negotiated transactions, which sums will first be deducted before determining the number of shares to be purchased. Participants will not incur brokerage commissions or service charges in connection with the reinvestment of dividends to purchase Ordinary Shares, or in connection with optional cash investments in which shares are purchased directly from the Company. However, the Administrator will charge an administrative fee for optional cash investments and on sales of shares made pursuant to the Plan. This fee will vary depending on whether the transaction is initiated by a registered holder or through a broker, bank or other nominee that holds shares through a securities depository. These fees, as well as any related brokerage commissions and applicable stock transfer taxes must be paid to the Administrator at the time of the transaction, and will be deducted from the funds received by the Administrator in the case of optional cash investments and from the proceeds, in the case of sale of shares. The Administrator may also charge Participants for additional services not provided under the Plan or for other specified charges. Any of such administrative fees may be changed by the Administrator at any time, without notice to

        Participants. Participants may obtain a current listing of all applicable administrative fees by contacting the Administrator at the address or telephone number listed in Question 4 above. Brokers or nominees that participate on behalf of beneficial owners for whom they are holding shares may also charge such beneficial owners fees in connection with such participation, for which neither the Administrator nor the Company will be responsible.

   24. What are the responsibilities of TEL or the Administrator under the Plan?

          Neither TEL nor the Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate a Participant's account upon such Participant's death or adjudication of incompetence prior to the receipt of notice in writing of such death or adjudication of incompetence, the prices at which shares are purchased for the Participant's account, the times when purchases are made or fluctuations in the market value of the Ordinary Shares. Neither TEL nor the Administrator has any duties, responsibilities or liabilities except those expressly set forth in the Plan.

          The Participant should recognize that the Company cannot assure a profit or protect against a loss on the shares purchased by a Participant under the Plan.

   25.  What happens if TEL issues a stock dividend or declares a stock split?

          Any Ordinary Shares distributed by TEL as a result of a stock dividend or a stock split on shares held under the Plan for a Participant will be credited to the Participant's account.

   26. If TEL has a rights offering related to the Ordinary Shares, how will a Participant's entitlement be computed?

          A participant's entitlement in a rights offering related to the Ordinary Shares will be based upon the number of whole shares credited to the Participant's account. Rights based on a fraction of a share credited to a Participant's Plan account will be sold for that account and the net proceeds will be invested as an optional cash payment on the next Investment Date. In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.

   27.  May shares in a Participant's account be pledged?

          No shares credited to a Participant's account may be pledged and any such purported pledge will be void. If a Participant wishes to pledge shares, those shares must be withdrawn from the Plan.

   28. May a Participant transfer all or a part of the Participant's shares held in the Plan to another person?

          A Participant may transfer ownership of all or part of his or her shares held in the Plan through gift, private sale or otherwise, by mailing to the Administrator at the address in Question 4 a properly executed stock assignment, along with a letter with specific instructions regarding the transfer and both an Authorization Card and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of shares held in the plan are subject to the same requirements as the transfer of Ordinary Share certificates, including the requirement of a medallion signature guarantee on the stock assignment. The Administrator will provide Participants with the appropriate transfer forms upon request, and will deliver a copy of this Prospectus to the transferee upon receipt of the appropriate transfer forms from the Participant. If any stock certificates bearing a restrictive legend are contained in the Participant's Plan account, the Administrator will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares.

          A Participant may also transfer all or a portion of his or her shares into an account established for another person within the Plan. In order to effect such a "book-to-book" transfer, the transferee must complete an Authorization Card to open a new account within the Plan. (See Question 7). The Authorization Card should be sent to the Administrator along with a written request to effect the "book-to-book" transfer indicating the number of shares to be transferred to the new account.

   29.  May the Plan be changed or terminated?

          While the Plan is intended to continue indefinitely, TEL reserves the right to amend, modify, suspend or terminate the Plan at any time. Participants will be notified in writing of any modifications made to the Plan.


                     PLAN OF DISTRIBUTION AND UNDERWRITERS

     Pursuant to the Plan, TEL may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to Requests for Waiver on behalf of Participants that may be engaged in the securities business. In deciding whether to approve such a request, TEL will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued Ordinary Shares or acquiring shares through open market purchases or privately negotiated transactions, the Company's need for additional funds, the attractiveness of obtaining such funds by the sale of Ordinary Shares under the Plan in comparison to other sources of funds, the purchase price likely to apply to any sale of Ordinary Shares, the Participant submitting the request, including the extent and nature of such Participant's prior participation in the Plan and the number of Ordinary Shares held of record by such Participant and the aggregate number of Requests for Waiver that have been submitted by all Participants. Persons who acquire Ordinary Shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Rule 10b-6 under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. TEL will not extend to any such person any rights or privileges other than those to which it would be entitled as a Participant, nor will TEL enter into any agreement with any such person regarding such person's purchase of such shares or any resale or distribution thereof. TEL may, however, approve requests for optional cash investments by such persons in excess of allowable maximum limitations. If such requests are submitted for any Investment Date for an aggregate amount in excess of the amount TEL is willing to accept, TEL may honor such requests in order of receipt, pro rata or by any other method which TEL determines to be appropriate.


                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Ordinary Shares will be passed upon by W.S. Walker & Company, Grand Cayman, Cayman Islands.


                                    EXPERTS

     The consolidated financial statements of TEC as of and for the year ended December 31, 1995, the seven months ended December 31, 1994 and the years ended May 31, 1994 and 1993, incorporated herein by reference to TEC 's Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Certain information with respect to the gas and oil reserves of Triton Energy Corporation and its subsidiaries derived from the report of DeGolyer and MacNaughton, independent petroleum engineers, has been incorporated by reference herein in reliance upon such firm as experts with respect to the matters contained therein.

No persons have been authorized to give any information or to make any representations other than those contained or incorporated in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful. The delivery of this Prospectus at any time does not imply that the information contained or incorporated herein at its date is correct as of any time subsequent to its date.

                               TABLE OF CONTENTS

Available Information . . . . . . . . . . . . . . . . . . . . . . . . .    46
Incorporation of Certain Documents by Reference . . . . . . . . . . . .    46
Enforceability of Civil Liabilities Against Foreign Persons . . . . . .    47
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
The Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
Plan of Distribution and Underwriters . . . . . . . . . . . . . . . . .    69
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    70
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    70

                             Triton Energy Limited








                             Dividend Reinvestment
                            and Stock Purchase Plan











                           _________________________

                                   PROSPECTUS
                           _________________________












                                 ________, 1996

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The estimated expenses payable by the Company in connection with the offering described in this Registration Statement are as follows:

Registration Fee . . . . . . . . . . .   $68,966
Legal fees and expenses  . . . . . . .   250,000
Blue Sky fees and expenses . . . . . .    15,000
Accounting fees and expenses . . . . .    20,000
Printing and duplicating expenses  . .   200,000
Miscellaneous expenses . . . . . . . .     5,000
                                       ---------
 Total   . . . . . . . . . . . . . . . $  58,966
                                       =========



Item 15. Indemnification of Directors and Officers.

     TEL is a Cayman Islands company. Article XXXIII of TEL's Articles of Association contains provisions with respect to indemnification of TEL's officers and directors. Such provisions provide that TEL shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of TEL), by reason of his acting as a director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, TEL, against any liability or expense actually and reasonably incurred by such person in respect thereof. TEL shall also advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law. Such indemnification and advancement of expenses are not exclusive of any other right to indemnification or advancement of expenses provided by law or otherwise. The Articles of Association also provide that except under certain circumstances, directors of TEL shall not be personally liable to TEL or its shareholders for monetary damages for breach of fiduciary duties as a director.

     The Companies Law (1995 Revision) of the Cayman Islands does not set out any specific restrictions on the ability of a company to indemnify officers or directors. However, the application of basic principles and certain Commonwealth case law which is likely to be persuasive in the Cayman Islands, would indicate that indemnification is generally permissible except in the event that there had been fraud or wilful default on the part of the officer or director or reckless disregard of his duties and obligations to TEL.

     TEC is a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Reference also is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

     The Certificate of Incorporation of TEC provides that except under certain circumstances, directors of TEC shall not be personally liable to TEC or its stockholders for monetary damages for breach of fiduciary duties as a director. Article III of the By-laws of TEC provides for indemnification of the officers and directors of TEC to the full extent permitted by applicable law.


Item 16. Exhibits.


     1.1   -   Form of Underwriting Agreement (TEC Debt Securities and Warrants
               to Purchase TEC Debt Securities).

     1.2   -   Form of Underwriting Agreement (TEL Debt Securities and Warrants
               to Purchase TEL Debt Securities)

     1.3   -   Form of Underwriting Agreement (Equity Securities and Warrants
               to Purchase Equity Securities).

     4.1   -   Form of TEC Debt Securities.

     4.2   -   Form of TEL Debt Securities.

     4.3*  -   Form of TEC Senior Debt Indenture by and among TEC, TEL, as guarantor, and The Chase Manhattan Bank, as Trustee.

     4.4*  -   Form of TEC Senior Subordinated Debt Indenture by and among TEC,
               TEL, as guarantor, and United States Trust Company of New York, as Trustee.

     4.5   -   Form of TEL Senior Debt Indenture between TEL and The Chase
               Manhattan Bank, as Trustee.

     4.6   -   Form of TEL Senior Subordinated Debt Indenture between TEL and
               United States Trust Company of New York, as Trustee.

     4.7   -   Form of TEL Subordinated Debt Indenture between TEL and The
               Chase Manhattan Bank, as Trustee.

     4.8   -   Form of Warrant Agreement for Preference Shares and Ordinary
               Shares (including form of Warrant Certificate).

     4.9*  -   Form of Warrant Agreement for TEC Debt Securities (including form of Warrant Certificate).

     4.10  -   Form of Warrant Agreement for TEL Debt Securities (including form of Warrant Certificate).

     5.1*  -   Opinion of Simpson Thacher & Bartlett.

     5.2*  -   Opinion of W.S. Walker & Company.

     12.1  -   Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to TEL's Quarterly Report on Form
               10-Q for the Quarter ended June 30, 1996 (the "Form 10-Q").

     12.2  -   Computation of Ratio of Earnings to Combined Fixed Charges and
               Preferred Dividends (incorporated by reference to Exhibit 12.2 to the Form 10-Q).

     23.1  -   Consent of Price Waterhouse LLP.

     23.2* -   Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1).

     23.3* -   Consent of W.S. Walker & Company (included in Exhibit 5.2).

     23.4  -   Consent of DeGolyer and MacNaughton, independent petroleum engineers.

     24.1  -   Powers of Attorney of Board of Directors of TEL and TEC.

     25.1  -   Statement of eligibility of The Chase Manhattan Bank as Trustee under the TEC Senior Debt Indenture.

     25.2  -   Statement of eligibility of The Chase Manhattan Bank as Trustee under the TEL Senior Debt Indenture.

     25.3  -   Statement of eligibility of The Chase Manhattan Bank as Trustee under the TEL Subordinated Debt Indenture.

     25.4  -   Statement of eligibility of United States Trust Company of New
               York as Trustee under the TEC Senior Subordinated Debt
               Indenture.

     25.5  -   Statement of eligibility of United States Trust Company of New
               York as Trustee under the TEL Senior Subordinated Debt
               Indenture.


Item 17. Undertakings.

     The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the from of prospectus filed with the Commission pursuant to Rule 462(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Triton Energy Limited annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth in response to Item 15, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on August 30, 1996.


                               TRITON ENERGY LIMITED



                                 By:  /s/ Robert B. Holland, III
                                     ---------------------------
                                    Senior Vice President




     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                         Title             Date
       ----------------                    --------         --------


              *                       President, Chief     August 30, 1996
       ----------------               Executive
      (Thomas G. Finck)               Officer,
                                      Chairman of the
                                      Board

              *                       Senior Vice          August 30, 1996
       ----------------               President and
         (Peter Rugg)                 Chief Financial
                                      Officer
                                      (Principal
                                      Financial and
                                      Accounting
                                      Officer)

              *                       Director             August 30, 1996
       ----------------
       (Ernest E. Cook)

              *                       Director             August 30, 1996
       ----------------
       (Ray H. Eubank)

              *                       Director             August 30, 1996
       ----------------
     (Jesse E. Hendricks)

              *                       Director             August 30, 1996
       ----------------
       (John P. Lewis)

              *                       Director             August 30, 1996
       ----------------
     (Michael E. McMahon)

              *                       Director             August 30, 1996
       ----------------
     (Sheldon R. Erikson)

              *                       Director             August 30, 1996
       ----------------
  (Wellslake D. Morse, Jr.)

              *                       Director             August 30, 1996
       ----------------
    (Edwin D. Williamson)

              *                       Director             August 30, 1996
       ----------------
    (Fitzgerald S. Hudson)


                                      Director
       ----------------
        (John R. Huff)

*By:/s/ Robert B. Holland, III                             August 30, 1996
        ------------------------
        (Robert B. Holland, III)
         as attorney in fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to its Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on August 30, 1996.

                                               TRITON ENERGY CORPORATION


                                                By:  /s/ Robert B. Holland, III
                                                -------------------------------
                                                Vice President and Secretary




     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




       Signature                            Title                      Date
      ----------                            -----                      ----


           *                     President, Chief Executive     August 30, 1996
- -------------------------------  Officer, Chairman of the Board
   (Thomas G. Finck)

           *                     Vice President (Principal      August 30, 1996
- -------------------------------  Financial and Accounting
      (Peter Rugg)               Officer) and Director


 /s/ Robert B. Holland, III      Vice President, Secretary and  August 30, 1996
- -------------------------------   Director
    (Robert B. Holland, III)




*By:/S/ Robert B. Holland, III                                  August 30, 1996
- -------------------------------
       (Robert B. Holland, III)
         as attorney in fact

                               INDEX TO EXHIBITS


                                                                  Sequentially
Exhibit                                                             Numbered
Number                   Description of Exhibits                     Pages


  1.1 - Form of Underwriting Agreement (TEC Debt Securities and Warrants to Purchase TEC Debt Securities).

  1.2 - Form of Underwriting Agreement (TEL Debt Securities and Warrants to Purchase TEL Debt Securities)

  1.3 - Form of Underwriting Agreement (Equity Securities and Warrants to Purchase Equity Securities).
  4.1    - Form of TEC Debt Securities.

  4.2    - Form of TEL Debt Securities

  4.3*   - Form of TEC Senior Debt Indenture by and among TEC,
           TEL, as guarantor, and The Chase Manhattan Bank, as
           Trustee.

  4.4*   - Form of TEC Senior Subordinated Debt Indenture by
           and among TEC, TEL, as guarantor, and United States
           Trust Company of New York, as Trustee.

  4.5    - Form of TEL Senior Debt Indenture between TEL and
           The Chase Manhattan Bank, as Trustee

  4.6 - Form of TEL Senior Subordinated Debt Indenture between TEL and United States Trust Company of New
           York, as Trustee

  4.7 - Form of TEL Subordinated Debt Indenture between TEL and The Chase Manhattan Bank, as Trustee

  4.8    - Form of Warrant Agreement for Preference Shares and
           Ordinary Shares (including form of Warrant
           Certificate).

  4.9*   - Form of Warrant Agreement for TEC Debt Securities
           (including form of Warrant Certificate).

  4.10   - Form of Warrant Agreement for TEL Debt Securities
           (including form of Warrant Certificate).

  5.1*   - Opinion of Simpson Thacher & Bartlett.

  5.2*   - Opinion of W.S. Walker & Company.

 12.1    - Computation of Ratio of Earnings to Fixed Charges
           (incorporated by reference to Exhibit 12.1 to TEL's
           Quarterly Report on Form 10-Q for the Quarter ended
           June 30, 1996 (the "Form 10-Q").

 12.2    - Computation of Ratio of Earnings to Combined Fixed
           Charges and Preferred Dividends (incorporated by reference to Exhibit 12.2 to the Form 10-Q).

 23.1    - Consent of Price Waterhouse LLP.

 23.2*   - Consent of Simpson Thacher & Bartlett (included in
           Exhibit 5.1).

 23.3*   - Consent of W.S. Walker & Company (included in
           Exhibit 5.2).

 23.4 - Consent of DeGolyer and MacNaughton, independent petroleum engineers.

 24.1    - Powers of Attorney of Board of Directors of TEL and
           TEC .

 25.1 - Statement of eligibility of The Chase Manhattan Bank as Trustee under the TEC Senior Debt Indenture.

 25.2 - Statement of eligibility of The Chase Manhattan Bank as Trustee under the TEL Senior Debt Indenture.

 25.3 - Statement of eligibility of The Chase Manhattan Bank as Trustee under the TEL Subordinated Debt
           Indenture.

 25.4    - Statement of eligibility of United States Trust
           Company of New York as Trustee under the TEC Senior
           Subordinated Debt Indenture.

 25.5    - Statement of eligibility of United States Trust
           Company of New York as Trustee under the TEL Senior
           Subordinated Debt Indenture.


*To be filed by amendment.